SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ X ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

PEOPLESOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

This proxy statement, dated January 30, 2004, is subject to completion and is in preliminary form pending the printing and distribution of a definitive proxy statement and related WHITE proxy card. In accordance with applicable securities laws, the WHITE proxy card is not being distributed at this time.

PEOPLESOFT, INC.

4460 Hacienda Drive
Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 25, 2004

DEAR FELLOW STOCKHOLDERS,

      The 2004 Annual Meeting of Stockholders of PeopleSoft, Inc. will be held at [                    ], Pacific time, on Thursday, March 25, 2004, at [TBD], Pleasanton, California 94588, for the following purposes:

1. To elect four Class II directors to serve two-year terms;

2. To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2004;

3. If properly presented at the Annual Meeting, to act on a stockholder proposal urging the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in PeopleSoft’s income statement;

4. If properly presented at the Annual Meeting, to act on a stockholder proposal to amend PeopleSoft’s Bylaws to require that 75% of future equity compensation of senior executives be performance-based and that such compensation be fully disclosed to stockholders;

5. If properly presented at the Annual Meeting, to act on Oracle’s stockholder proposal (a) to amend PeopleSoft’s Bylaws to provide that newly created directorships resulting from an increase in the authorized number of directors may only be filled by a vote of the stockholders, (b) to amend PeopleSoft’s Bylaws to increase the number of directors serving on the Board from eight (8) to nine (9), and (c) to elect Duke K. Bristow as a Class II director of PeopleSoft to fill any newly created directorship if the foregoing amendment to PeopleSoft’s Bylaws is passed; and

6. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

      These items of business are more fully described in the proxy statement accompanying this Notice.

      Only stockholders of record at the close of business on February 10, 2004 are entitled to notice of and to vote at the Annual Meeting.

      All stockholders are cordially invited to attend the Annual Meeting in person. Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to make sure your vote is counted by signing, dating and returning your WHITE proxy card as soon as possible in the enclosed postage paid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person even if he or she has previously returned a proxy.

      Please note that Oracle Corporation (“Oracle”) has given notice of its intention to nominate a slate of directors and to propose to amend PeopleSoft’s Bylaws as described in Item 5 above. You may receive proxy solicitation materials from Oracle. The Board of Directors strongly urges you NOT TO SIGN OR RETURN any proxy card sent to you by Oracle. If you have previously signed a proxy card sent to you by Oracle, you can revoke that earlier proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage paid envelope.

THE BOARD OF DIRECTORS,

Craig A. Conway
President and Chief Executive Officer

Pleasanton, California

January 30, 2004

IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

      IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR WHITE PROXY CARD, PLEASE CONTACT OUR PROXY SOLICITOR:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 STATE STREET, 10TH FLOOR

NEW YORK, NY 10004

BANKS, BROKERS & INSTITUTIONS PLEASE CALL:

(212) 440-9800

ALL OTHERS CALL TOLL-FREE:

(877) 305-0269

MAP TO

[LOCATION OF STOCKHOLDER MEETING]

      The Annual Meeting will be at: [TBD]

[insert map]

[DIRECTIONS]

IMPORTANT

You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and proof of your ownership of PeopleSoft Common Stock as of the close of business on February 10, 2004.

Please bring proper identification and evidence of your stock ownership with you in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of your ownership of PeopleSoft Common Stock as of the close of business on February 10, 2004.

Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

i

APPENDICES

Appendix A	—	Information Concerning Persons Who May Assist in PeopleSoft’s Solicitation of Proxies
Appendix B	—	Audit Committee Charter
Compensation Committee Charter
Corporate Governance/ Nominating Committee Charter

ii

PRELIMINARY COPY

SUBJECT TO COMPLETION
DATED: JANUARY 30, 2004

PEOPLESOFT, INC.

4460 Hacienda Drive
Pleasanton, California 94588

PROXY STATEMENT FOR THE

2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed WHITE proxy is solicited on behalf of the Board of Directors of PeopleSoft, Inc. for use at the Annual Meeting of Stockholders to be held on March 25, 2004, at [                    ], Pacific time, or at any adjournment(s) or postponement(s) of the meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at [TBD] Pleasanton, California. When WHITE proxies are properly submitted, the shares they represent will be voted at the Annual Meeting or at any adjournment(s) or postponement(s) thereof in accordance with the directions indicated thereon. If no directions are indicated thereon, the holders of WHITE proxies will vote the shares according to the recommendations of the Board of Directors described in this proxy statement. If other items of business are properly presented at the Annual Meeting or at any adjournment(s) or postponement(s) thereof, the holders of the WHITE proxies will vote the shares represented by those proxies as the Board of Directors may recommend, and otherwise in the proxy holders’ discretion.

      The date of this proxy statement is January 30, 2004. These proxy solicitation materials and the Annual Report on Form 10-K for the year ended December 31, 2003, which includes PeopleSoft’s audited financial statements, were first mailed on or about [          ], 2004 to stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

      Stockholders of record at the close of business on February 10, 2004 (referred to as the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On January 16, 2004, there were 361,126,373 shares of PeopleSoft’s Common Stock, $0.01 par value per share, issued and outstanding and no shares of PeopleSoft’s Preferred Stock outstanding.

Voting

      Each stockholder as of the Record Date is entitled to one vote for each share of Common Stock held on all matters presented at the Annual Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell such shares after the Record Date. Stockholders do not have the right to cumulate votes in the election of directors. Stockholders may submit their vote by mail, using the enclosed WHITE proxy card. Please see the enclosed WHITE proxy card for further instructions on how to submit your vote.

      If you hold your shares in more than one account or if they are registered in different names, you may receive more than one WHITE proxy card. Please sign, date and return all WHITE proxies you receive to ensure that all of your shares are voted.

      If you hold your shares through a bank, broker or other nominee holder, you should be aware that only that nominee holder can sign a WHITE proxy card with respect to your shares, and only after receiving specific instructions from you. Please contact all nominee holders of your shares TODAY, and instruct them to sign and return a WHITE proxy to vote your shares FOR the Board’s nominees, AGAINST Oracle’s proposal (Proposal No. 5), and as the Board recommends on the other matters before the Annual Meeting.

Revocation of Proxies

      Any proxy granted pursuant to this solicitation may be revoked by the person granting the proxy at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering a written notice of revocation bearing a later date than the proxy, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). To be effective, any written notice of revocation or subsequent WHITE proxy should be mailed to Georgeson Shareholder Communications Inc., P.O. Box 992, Wall Street Station, New York, New York 10268-0992, or hand-delivered to the Secretary of PeopleSoft at the Annual Meeting before the taking of the vote. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

      If you previously voted for Oracle’s nominees or in favor of the Oracle Bylaw amendment proposal, you can change your vote. To change your vote, simply sign, date and return the enclosed WHITE proxy card in the accompanying postage paid envelope. We strongly urge you to revoke any proxy card you may have returned to Oracle and to vote FOR the Board’s director nominees, AGAINST Oracle’s proposal (Proposal No. 5), and as the Board recommends on the other matters described in this proxy statement. Only your latest dated proxy will count at the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

      The quorum necessary to transact business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Abstentions, votes withheld and broker non-votes will be counted as present for purposes of determining whether a quorum is present. “Broker non-votes” are shares for which a bank, broker or other nominee holder has not received voting instructions and which the nominee holder does not have discretionary power to vote on a particular matter. Shares that are voted “For,” “Against,” “Abstain” or “Withheld” on a matter are treated as shares voted at the Annual Meeting (referred to as the “Votes Cast”) with respect to such matter. Broker non-votes are not treated as Votes Cast at the Annual Meeting.

      Broker non-votes will not be counted in the election of directors, and therefore will have no effect on the election since the directors are elected by a plurality of the Votes Cast. Since broker non-votes are not counted as Votes Cast at the Annual Meeting, they will have no effect on the other matters, because those matters require the majority of the Votes Cast to be approved. In all other matters, abstentions will be treated as a vote against a proposal, and will have the same effect as a negative vote.

      It will not help your Board if you sign and return proxies sent by Oracle. The only way to support your Board’s nominees is to vote FOR the Board’s nominees and AGAINST Oracle’s proposal (Proposal No. 5) on the enclosed WHITE proxy card.

Recent Developments

Oracle Tender Offer

      On June 9, 2003, Oracle Corporation (“Oracle”) commenced an unsolicited cash tender offer to purchase all of the outstanding shares of PeopleSoft Common Stock for $16.00 per share. On June 12, 2003, based upon the recommendation of the Transaction Committee, a committee of independent directors, then consisting of A. George (“Skip”) Battle, Frank J. Fanzilli, Jr., Steven D. Goldby and Cyril J. Yansouni, the Board of Directors unanimously recommended that the stockholders reject the offer. On June 18, 2003, Oracle amended the offer to increase the purchase price from $16.00 to $19.50 per share. On June 20, 2003, again based on the recommendation of the Transaction Committee, the Board of Directors unanimously recom-

mended that PeopleSoft stockholders reject the amended offer because the Board believed that the Oracle offer would face prolonged regulatory delays with a significant likelihood that it would not be approved, and that Oracle’s offer significantly undervalued PeopleSoft. The recommendations of the PeopleSoft Board of Directors are discussed and included in PeopleSoft’s Solicitation/ Recommendation Statement on Schedule 14D-9 and the amendments thereto filed by PeopleSoft with the Securities and Exchange Commission (referred to as the “SEC”). These documents can be obtained without charge at www.sec.gov and at www.peoplesoft.com. PeopleSoft stockholders should read these filings as they contain important information about the Oracle tender offer and the Board of Directors’ recommendations against accepting the tender offer.

Legal Proceedings

      Oracle has filed a suit in the Delaware Court of Chancery, Oracle Corp. v. PeopleSoft, Inc. (Case No. 20377-NC), against PeopleSoft, several of PeopleSoft’s directors, and J.D. Edwards & Company (the successor of which is now a PeopleSoft subsidiary), alleging that the PeopleSoft directors breached their fiduciary duties in connection with PeopleSoft’s response to Oracle’s tender offer, and that J.D. Edwards aided and abetted the alleged breach of fiduciary duty. Certain stockholders have filed putative class action suits in the Delaware Court of Chancery, In Re PeopleSoft, Inc. Shareholder Litigation (Consol. C.A. No. 20365-NC), against PeopleSoft and PeopleSoft’s directors making similar allegations. Similar stockholder actions were filed in the California Superior Court for the County of Alameda (Staehr v. Duffield, Case No. RG03-100291). Those actions were stayed by Superior Court orders of June 18 and July 11, 2003, pending the outcome of the Delaware stockholder actions. PeopleSoft has denied and intends to vigorously defend against the claims and allegations asserted in these suits.

      PeopleSoft has filed a suit against Oracle in the California Superior Court for the County of Alameda, PeopleSoft, Inc. v. Oracle Corporation (Case No. RG03101434), alleging that in connection with Oracle’s tender offer, Oracle has engaged in: (i) false advertising and unfair business practices in violation of California’s Business & Professions Code; (ii) acts of trade libel; (iii) acts of unlawful interference with PeopleSoft’s relationships with its prospective customers; and (iv) acts of unlawful disparagement of PeopleSoft’s products and services.

      On June 18, 2003, the State of Connecticut filed an antitrust lawsuit against Oracle in the United States District Court for the District of Connecticut, State of Connecticut v. Oracle Corporation (Civil Action No. 3:03CV1072(AWT)), seeking to enjoin the Oracle tender offer.

Regulatory Matters

      In mid-June 2003, Oracle filed notification of its intention to acquire PeopleSoft with the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). On June 30, 2003, the U.S. Department of Justice requested additional information related to the proposed acquisition. Under the HSR Act, Oracle is prohibited from purchasing shares pursuant to the tender offer until ten days after the Department of Justice certifies that Oracle has complied with all requests for additional information, or until such further date as agreed between Oracle and the Department of Justice.

      In mid-October 2003, Oracle filed notification with the European Commission of its intention to acquire PeopleSoft in order to obtain the Commission’s approval of the proposed transaction. On November 17, 2003, the European Commission announced that it would conduct a second phase review of Oracle’s proposed takeover. On January 12, 2004, the European Commission, which originally had four months to complete its in-depth investigation and make a decision regarding whether it will challenge the proposed acquisition, was reported as having announced that its investigation would be suspended pending receipt of all requested information from Oracle.

Oracle Director Nominations and Proposal

      On January 23, 2004, Oracle, as the owner of three shares of PeopleSoft stock, delivered a notice to the Secretary of PeopleSoft of its intent (i) to nominate four persons for election as Class II Directors at the Annual Meeting, and (ii) to present a stockholder proposal or proposals at the Annual Meeting,(A) to amend PeopleSoft’s Bylaws to provide that newly created directorship resulting from an increase in the authorized number of directors may only be filled by a vote of the stockholders, (B) to amend PeopleSoft’s Bylaws to increase the size of the Board of Directors, and (C) to elect a nominee to fill the newly created board seat if the amendment is passed.

CORPORATE GOVERNANCE

      In December 2003, the PeopleSoft Board of Directors adopted a Corporate Governance Policy and an updated Code of Business Ethics, both of which are posted, together with the charters for the Audit Committee, Compensation Committee, and Corporate Governance/ Nominating Committee of the Board, on the corporate governance page of our website. The corporate governance page can be accessed under About PeopleSoft — Investor Relations on our website at www.peoplesoft.com.

Code of Business Ethics

      PeopleSoft’s Code of Business Ethics applies to all directors, officers and employees of PeopleSoft, including the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The three key principles of the Code are to act with integrity, to act legally and to act responsibly with respect to work for PeopleSoft.

Corporate Governance Policy

      The PeopleSoft corporate governance policy provides guidelines which govern the qualifications and conduct of the Board. The PeopleSoft corporate governance policy is consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq National Market (referred to as the “Nasdaq listing standards”). The PeopleSoft corporate governance policy addresses:

•	the independence and other qualifications of PeopleSoft board members. The corporate governance policy provides that a majority of the directors shall be independent of PeopleSoft and its management;

•	the regular meetings of the independent directors;

•	how persons are nominated by the Board for election as directors;

•	the evaluation of performance of the Board and its committees;

•	limitations on Board service;

•	the functions of the Board in relation to oversight of PeopleSoft;

•	the approval of the selection and compensation of the CEO and other executive officers;

•	the organization and basic function of Board committees; and

•	the authority to engage outside advisors.

THE BOARD OF DIRECTORS

Director Independence

      A. George (“Skip”) Battle, Frank J. Fanzilli, Jr., Cyril J. Yansouni, Steven D. Goldby and Michael J. Maples are independent directors, as defined in the Nasdaq listing standards.

Board Meetings

      The Board of Directors of PeopleSoft held a total of 25 meetings during 2003. No director attended fewer than 75% of the total number of meetings of the Board and committees of the Board, if any, on which he served during 2003. All the current directors attended last year’s annual stockholders’ meeting, with the exception of Michael J. Maples, who was not a PeopleSoft director at that time. The Board has a policy that all directors attend PeopleSoft’s annual stockholder meetings.

Communications with the Board

      Stockholders may communicate with the Board of Directors by sending an email to BoardofDirectors@peoplesoft.com or by sending a letter to PeopleSoft Board of Directors, c/o the Office of the Corporate Secretary, 4460 Hacienda Drive, Pleasanton, California 94588. The Office of the Corporate Secretary will receive the correspondence and forward it to the Chairman of the Corporate Governance/ Nominating Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to PeopleSoft or its business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Board Compensation

      Each non-employee director receives an annual retainer of $30,000 plus $5,000 per annum for each committee membership (with an additional $5,000 per annum paid for service as a chairman of a committee). Since June 2003, each director other than Mr. Conway has also received a payment of $7,500 per month in connection with increased activities resulting in part from the Oracle tender offer, and will be paid $1,500 per day when attending or preparing for legal proceedings involving PeopleSoft. Mr. Bhusri, who terminated employment with PeopleSoft in 2002, received in 2003 approximately $621,000 in compensation resulting from the exercise of stock options and a distribution of approximately $2,000 from his 401(k) plan account, both of which related to his former service as an employee. Mr. Duffield served as an employee of PeopleSoft working on special projects during 2003 and was paid $12,000 in such capacity.

      The Board of Directors has the authority to determine stock compensation for non-employee directors. In addition to cash compensation, pursuant to guidelines established by the Board, each non-employee director receives an initial stock option grant upon joining the Board or otherwise becoming eligible (for example at the time an employee director becomes a non-employee director) as well as additional options annually for continued service. The initial option grant is 60,000 shares, which vests over a period of four years. Each non-employee director also receives a quarterly option grant of 6,250 shares, or 25,000 option shares per year. These quarterly grants become fully vested one year after the date of grant. The exercise prices of options granted to non-employee directors are set at the market value of the underlying stock on the date of grant. Since its approval by stockholders in May 2003, options granted to non-employee directors are made under the 2003 Directors Stock Plan.

Certain Business Relationships and Transactions with Management

      During 2003, Gary Conway, the brother of CEO Craig Conway, served as Vice President, Corporate Marketing, and received salary and bonuses totaling approximately $376,000. Also during 2003, Chairman David A. Duffield’s son and daughter-in-law, Michael D. Duffield and Michelle M. Duffield, were employed by PeopleSoft as an Account Executive and Senior Direct Marketing Specialist, respectively. They received, in the aggregate, salary, commissions and bonuses totaling approximately $677,000 in 2003.

BOARD COMMITTEES AND THEIR FUNCTIONS

      The Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance/ Nominating Committee and a Transaction Committee, each composed solely of independent directors as defined in the Nasdaq listing standards. The charters of the Audit Committee, Compensation Committee, and the Corporate Governance/ Nominating Committee are posted under About Peoplesoft — Investor Relations on PeopleSoft’s website at www.peoplesoft.com, and also are appended to this proxy statement.

Audit Committee

      The members of the Audit Committee are Messrs. Battle, Fanzilli, Goldby and Yansouni, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all the independence standards for audit committee members, as set forth in the Sarbanes-Oxley Act of 2002 and the Nasdaq listing standards. The Board has designated Messrs. Battle and Yansouni as “audit committee financial experts” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee is responsible for retaining and overseeing PeopleSoft’s independent auditors, approving the services performed by them and for reviewing PeopleSoft’s financial reporting process, accounting principles and its system of internal accounting controls. The Audit Committee also provides oversight of the internal audit function. The Audit Committee operates under the amended written charter adopted by the Board of Directors on January 28, 2004, which is included in Appendix B to this proxy statement. The Audit Committee held 14 meetings in 2003. See the “Report of the Audit Committee” below.

Compensation Committee

      The Compensation Committee currently consists of Messrs. Goldby, Yansouni and Battle, who is the Chairman of the Committee. This Committee operates pursuant to a written charter adopted by the Board of Directors on January 28, 2004, which is included in Appendix B to this proxy statement. The Compensation Committee is responsible for reviewing and approving PeopleSoft’s compensation, including policies and programs, base salaries, incentive and bonus plans and payments and equity incentive awards. The Compensation Committee is also responsible for administering PeopleSoft’s stock plans, except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock plans. The Compensation Committee held eight meetings in 2003. See the “Report of the Compensation Committee” below.

Corporate Governance/ Nominating Committee

      The Corporate Governance/ Nominating Committee currently consists of Messrs. Fanzilli, Maples and Goldby, who is the Chairman of the Committee. The Corporate Governance/ Nominating Committee evaluates and recommends candidates for election as directors, and also has responsibility for developing and implementing PeopleSoft’s corporate governance policies and assessing the independence and effectiveness of the Board and its committees. The Corporate Governance/ Nominating Committee also is responsible for reviewing related party transactions for potential conflicts of interest. The Corporate Governance/ Nominating Committee held one meeting during 2003 and otherwise conducted its business at Board of Directors’ meetings in 2003.

Consideration of Director Nominees

      The Corporate Governance/ Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on January 28, 2004, which is included in Appendix B to this proxy statement. In evaluating and determining whether to recommend a person as a candidate for election as a director, the Committee considers the qualifications set forth in PeopleSoft’s corporate governance policy, which include relevant management and/or technology experience; certain values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in corporate governance policy; ability and willingness to undertake the requisite time commitment to Board functions; and an absence of conflicts of interest with PeopleSoft.

Identifying Director Nominees; Consideration of Nominees of the Stockholders

      The Corporate Governance/ Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director which may come to the Committee’s attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year.

      The Corporate Governance/ Nominating Committee will consider candidates recommended by stockholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for stockholder submissions of director nominees are described below under “Deadline for Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting.” Following verification of the stockholder status of persons proposing candidates, the Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the PeopleSoft Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Committee as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Committee, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Committee.

Transaction Committee

      In June 2003, the Board established a Transaction Committee, which currently consists of the following independent directors: Messrs. Fanzilli, Goldby, Maples, Yansouni and Battle, who is the Chairman of the Committee. The Transaction Committee is responsible for evaluating the Oracle tender offer, including any amendments thereto, and any related activities of Oracle in connection with its announced intent to acquire PeopleSoft. The Transaction Committee is also responsible for advising the Board on making recommendations to stockholders and any other actions the Board make take in response to Oracle’s offer. The Transaction Committee met eight times in 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of January 16, 2004 (except as noted below), certain information with respect to the beneficial ownership of PeopleSoft’s Common Stock by (i) each person known by PeopleSoft to own beneficially more than 5% of the outstanding shares of our Common Stock (“Principal Stockholder”), (ii) each director of PeopleSoft, (iii) each executive officer named in the Summary Compensation Table on page 9 of this proxy statement, and (iv) all directors and executive officers as a group. PeopleSoft knows of no agreements among its stockholders that relate to voting or investment power of its Common Stock.

	Shares of Common Stock
	Beneficially Owned(1)

Directors, Named Executive Officers		Percentage
and Principal Stockholders	Number	Ownership

Named Executive Officers
Craig A. Conway (also a director)(2)(3)	4,829,702	1.34%
Guy E. Dubois(2)(3)	916,728	*
Ram Gupta(2)(3)	707,152	*
Kevin T. Parker(2)(3)	882,310	*
W. Philip Wilmington(2)(3)	870,518	*
Directors (who are not also Named Executive Officers)
A. George “Skip” Battle(2)	141,066	*
Aneel Bhusri(2)	47,375	*
David A. Duffield(4)	27,501,091	7.62%
Frank J. Fanzilli, Jr.(2)	41,250	*
Steven D. Goldby(2)	96,250	*
Michael J. Maples(2)	38,792	*
Cyril J. Yansouni(2)	113,000	*
All directors and executive officers as a group(5)	37,580,453	10.41%
Principal Stockholders
Capital Research and Management Company(6)	23,109,870	6.40%
333 South Hope Street, 55th Floor Los Angeles, California 90071-1447

*	Less than 1%

(1)	The percentage of ownership indicated is based on 361,126,373 shares of Common Stock outstanding as of January 16, 2004, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to such shares. Each person holds sole voting and investment power over the shares reported for him unless otherwise indicated. Shares subject to options exercisable on January 16, 2004 or within 60 days thereafter are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Includes the following numbers of shares issuable upon exercise of options that were exercisable on or within 60 days after January 16, 2004: Mr. Conway: 4,251,560; Mr. Dubois: 772,603; Mr. Gupta: 563,027; Mr. Parker: 704,529; Mr. Wilmington: 712,294; Mr. Battle: 138,000; Mr. Bhusri: 21,250; Mr. Fanzilli: 41,250; Mr. Goldby: 96,250; Mr. Maples: 29,990; and Mr. Yansouni: 113,000.

(3)	Includes the following numbers of unvested shares held subject to a forfeiture restriction pursuant to restricted stock awards: Mr. Conway: 500,000; Mr. Dubois: 144,125; Mr. Gupta: 144,125; Mr. Parker: 175,021; and Mr. Wilmington: 134,625.

(4)	Mr. Duffield is also a principal stockholder. His address is c/o PeopleSoft, Inc., 4460 Hacienda Drive, Pleasanton, CA 94588. The stock shown includes 27,403,661 shares held by trusts or accounts of which Mr. Duffield is trustee or director and 97,430 shares held by Mr. Duffield’s wife. Mr. Duffield disclaims beneficial ownership of 3,485,423 shares of PeopleSoft Common Stock held in the Duffield Family Foundation, a charitable foundation.

(5)	Includes 8,547,374 shares subject to stock options held by directors and executive officers (15 persons) that were exercisable on or within 60 days after January 16, 2004, and 1,380,054 unvested shares held subject to a forfeiture restriction pursuant to restricted stock awards.

(6)	Shares beneficially owned are determined solely from information reported on a Schedule 13F dated November 14, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder, require PeopleSoft’s executive officers and directors, and persons who own more than 10% of a registered class of PeopleSoft’s equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by PeopleSoft, or on written representations from certain reporting persons that no other reports were required for such persons, PeopleSoft believes that, during or with respect to the period from January 1, 2003 to December 31, 2003, its executive officers and directors complied with all of the applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

      The Board of Directors designated eight persons as executive officers for the 2003 fiscal year.

Summary Compensation Table

      The following table sets forth the annual and long-term compensation(1) earned in each of the last three years by PeopleSoft’s Chief Executive Officer and each of the other four most highly compensated executive officers (the “Named Executive Officers”):

						Long-Term
						Compensation Award(s)
		Annual Compensation
								Securities
Name and				Other Annual		Restricted Stock		Underlying	All Other
Principal Position	Year	Salary	Bonus(2)	Compensation		Award(s)($)(3)		Options(#)	Compensation($)

Craig A. Conway	2003	$1,000,000	$2,325,000	—		—		1,500,000	—
President and	2002	1,000,000	1,920,000	—		$14,645,000	(4)	4,125,000	—
Chief Executive	2001	1,000,000	2,325,000	—		—		1,000,000	—
Officer/ Director
Guy E. Dubois	2003	356,000	725,000	72,000	(5)	730,000	(6)	300,000	—
Executive Vice	2002	364,000	338,000	142,000	(5)	1,465,000	(7)	525,000	—
President, EMEA	2001	281,000	891,000	153,000	(5)	—		60,000	—
Ram Gupta	2003	425,000	980,000	—		730,000	(6)	300,000	—
Executive Vice	2002	425,000	1,386,000	—		1,465,000	(7)	525,000	—
President, Products	2001	325,000	1,483,000	—		—		—	—
& Technology
Kevin T. Parker	2003	425,000	1,100,000	—		837,000	(6)	300,000	$3,000	(9)
Executive Vice	2002	400,000	464,000	—		1,025,000	(7)	437,500	—
President, Finance	2001	330,000	475,000	—		1,795,000	(8)	130,000	—
and Administration, Chief Financial Officer
W. Philip Wilmington	2003	425,000	765,000	1,000		338,000	(6)	300,000	5,000	(9)
Executive Vice	2002	425,000	391,000	—		1,465,000	(7)	525,000	8,000	(12)
President, Americas	2001	350,000	1,057,000	17,000	(10)	449,000	(11)	130,000	8,000	(12)

(1)	Dollar amounts are reported to the nearest $1,000.00.

(2)	Payments of bonuses are made pursuant to PeopleSoft’s employee bonus plan, annual discretionary bonus program, and, as applicable, individual retention arrangements.

(3)	On December 31, 2003, the number of unvested shares held pursuant to restricted stock awards, and their aggregate value on that date, was as follows: Mr. Conway: 500,000 shares valued at $11,395,000; Mr. Dubois: 69,125 shares valued at $1,575,359; Mr. Gupta: 69,125 shares valued at $1,575,359; Mr. Parker: 100,021 shares valued at $2,279,479; and Mr. Wilmington: 59,625 shares valued at $1,358,854. Dividends, if any, are payable to the holders of restricted stock under our plans.

(4)	These shares vest 100% on February 1, 2006, or will vest pro rata if Mr. Conway leaves PeopleSoft under certain circumstances prior to February 2006.

(5)	In 2001, Mr. Dubois received auto reimbursement, travel compensation and a sales excellence award of $4,095, $147,804 and $957, respectively. In 2002, he received auto reimbursement and travel compensation of $3,887 and $137,705, respectively. In 2003, he received auto reimbursement and travel compensation of $3,221 and $68,654, respectively.

(6)	These shares vested 1/4 on January 30, 2004, then vest 1/16th per quarter thereafter, for a total vesting period of four years.

(7)	These shares vested 1/4 on February 5, 2003, then vest 1/16th per quarter thereafter, for a total vesting period of four years.

(8)	These shares vested 1/3 on October 30, 2002, then vest 1/12th per quarter thereafter, for a total vesting period of three years.

(9)	The amounts represent PeopleSoft contributions made to the 401(k) plan accounts of the designated individuals.

(10)	In 2001, Mr. Wilmington received sales commissions of $15,000 and a sales excellence award of $1,541. In 2003, he received a sales excellence award of $724.

(11)	These shares vested 1/4 on October 30, 2002, then vest 1/16th per quarter thereafter, for a total vesting period of four years.

(12)	The amounts represent PeopleSoft contributions made to the deferred compensation plan account of Mr. Wilmington.

Option Grants in Last Fiscal Year

      The following table sets forth each grant of stock options made during the year ended December 31, 2003, to each of the Named Executive Officers. Each option was granted at the closing market price per share as reported on the Nasdaq National Market on the date of grant:

	Individual Grants
						Potential Realizable Value
	Number of		% of Total			at Assumed Annual Rates
	Securities		Options			of Stock Price Appreciation
	Underlying		Granted to	Exercise		for Option Term(2)
	Options		Employees in	Price	Expiration
Name	Granted(#)		Fiscal Year(1)	($/share)	Date	5%($)	10%($)

Craig A. Conway	375,000	(3)	2.56%	$17.81	01/16/2013	$4,200,230	$10,644,207
	375,000	(4)	2.56%	16.67	05/04/2013	3,931,378	9,962,883
	375,000	(5)	2.56%	16.56	08/04/2013	3,905,436	9,897,141
	375,000	(6)	2.56%	20.79	11/16/2013	4,903,020	12,425,215
Guy E. Dubois	75,000	(3)	0.51%	17.81	01/16/2013	840,046	2,128,841
	75,000	(4)	0.51%	16.67	05/04/2013	786,276	1,992,577
	75,000	(5)	0.51%	16.56	08/04/2013	781,087	1,979,428
	75,000	(6)	0.51%	20.79	11/16/2013	980,604	2,485,043
Ram Gupta	75,000	(3)	0.51%	17.81	01/16/2013	840,046	2,128,841
	75,000	(4)	0.51%	16.67	05/04/2013	786,276	1,992,577
	75,000	(5)	0.51%	16.56	08/04/2013	781,087	1,979,428
	75,000	(6)	0.51%	20.79	11/16/2013	980,604	2,485,043
Kevin T. Parker	75,000	(3)	0.51%	17.81	01/16/2013	840,046	2,128,841
	75,000	(4)	0.51%	16.67	05/04/2013	786,276	1,992,577
	75,000	(5)	0.51%	16.56	08/04/2013	781,087	1,979,428
	75,000	(6)	0.51%	20.79	11/16/2013	980,604	2,485,043
W. Philip Wilmington	75,000	(3)	0.51%	17.81	01/16/2013	840,046	2,128,841
	75,000	(4)	0.51%	16.67	05/04/2013	786,276	1,992,577
	75,000	(5)	0.51%	16.56	08/04/2013	781,087	1,979,428
	75,000	(6)	0.51%	20.79	11/16/2013	980,604	2,485,043

(1)	Options to purchase an aggregate of 14,673,030 shares of PeopleSoft’s Common Stock were granted to employees in 2003.

(2)	These columns show the hypothetical gains or “option spreads” of the options granted based on assumed annual compound stock price appreciation rates of 5% and 10% over the full ten-year term of the options. The 5% and 10% assumed rates of appreciation are specified in the rules of the SEC and do not represent PeopleSoft’s estimated or projected future prices of PeopleSoft’s Common Stock.

(3)	These shares vest 1/16 per quarter over four years, commencing January 16, 2003.

(4)	These shares vest 1/16 per quarter over four years, commencing May 4, 2003.

(5)	These shares vest 1/16 per quarter over four years, commencing August 4, 2003.

(6)	These shares vest 1/16 per quarter over four years, commencing November 16, 2003.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during 2003, including the year-end value of unexercised options:

			Number of Securities
			Underlying	Value of Unexercised
			Unexercised Options at	In-the-Money Options at
	Shares		Fiscal Year-End(#)	Fiscal Year-End(2)($)
	Acquired on	Value
Name	Exercise(#)	Realized(1)($)	Exercisable / Unexercisable	Exercisable / Unexercisable

Craig A. Conway	200,000	$1,772,500	4,017,186 / 4,007,814	$17,234,975 / $12,040,400
Guy E. Dubois	0	0	734,609 / 620,391	$1,209,345 / $2,194,980
Ram Gupta	0	0	512,998 / 642,275	$1,668,784 / $2,428,533
Kevin T. Parker	0	0	676,092 / 641,408	$824,931 / $2,244,019
W. Philip Wilmington	0	0	667,920 / 668,439	$2,327,310 / $2,311,743

(1)	“Value Realized” is calculated by determining the difference between the closing price of PeopleSoft’s Common Stock as reported on the Nasdaq National Market on the date of exercise, and the exercise price of the shares.

(2)	“Value of Unexercised In-the-Money Options at Fiscal Year-End” is calculated by determining the difference between the closing price per share of PeopleSoft’s Common Stock as reported on the Nasdaq National Market on December 31, 2003 ($22.79) and the exercise price of such options.

Employment Agreements and Severance Arrangements

     Employment Agreements

      PeopleSoft has employment agreements with two of its executive officers, Messrs. Conway and Dubois, as described below.

      Mr. Conway and PeopleSoft entered into an employment agreement in May 1999. The Compensation Committee approved the material amendments to Mr. Conway’s employment agreement on May 27, 2003 and August 20, 2003, and a formal restated employment agreement was executed on January 30, 2004. The agreement provides for an annual base salary, subject to annual review by the Compensation Committee, which is currently set at $1,000,000. In addition, the agreement provides that Mr. Conway’s bonuses will be determined by the Compensation Committee of the Board of Directors based on performance criteria established by the Compensation Committee. Pursuant to the employment agreement, in May 1999 the Compensation Committee granted Mr. Conway options to acquire 2,000,000 shares of PeopleSoft Common Stock at an exercise price of $12.6875 per share with monthly vesting over a four year period, conditioned on Mr. Conway’s continued employment or consulting relationship with PeopleSoft, which are now fully vested. Also pursuant to the employment agreement, Mr. Conway purchased 500,000 restricted shares of PeopleSoft’s Common Stock at $0.01 per share in 1999. Such restricted stock was subject to repurchase by PeopleSoft at its original purchase price, which right expired as to 25% of the shares each year over four years, conditioned on Mr. Conway’s continued employment or consulting relationship with PeopleSoft. All repurchase rights with respect to these restricted shares have expired. Mr. Conway is eligible to receive additional grants of options and restricted stock as determined by the Compensation Committee.

      Mr. Conway is entitled to severance pay and accelerated vesting of stock options and restricted stock awards under certain circumstances. If Mr. Conway is involuntarily terminated other than for cause, or if Mr. Conway voluntarily terminates his employment with PeopleSoft for good reason, the vesting of his stock options and restricted stock will be accelerated to the same extent as such options or restricted stock would have vested had Mr. Conway remained employed by PeopleSoft for an additional twenty-four months. However, the 500,000 shares of restricted stock granted to Mr. Conway in February 2002 are not subject to accelerated vesting upon termination of his employment, but instead vest pro rata based on the number of months from the date of grant through the date of termination. Mr. Conway would also be entitled to severance equal to two years’ base salary plus target bonus. In the event of a change of control, Mr. Conway’s unvested stock options will become fully vested and exercisable and his unvested restricted stock will also fully vest. If the vesting of Mr. Conway’s restricted stock cannot be accelerated as described above, PeopleSoft will make a cash payment equal to the fair market value of the unvested restricted stock owned by Mr. Conway on the date of termination of employment or on the date of the change of control, as applicable, reduced by the purchase price, if any, that has not been paid for such restricted stock.

      PeopleSoft has an employment agreement with Mr. Dubois that was entered into in January 2000. He had previously been employed by The Vantive Corporation, which was acquired by PeopleSoft in 1999. The agreement provided for an initial base salary and a target bonus, both of which are subject to annual adjustment and were set at $425,000, inclusive of a travel hardship allowance, and $400,000, respectively, for 2003. Under the contract, Mr. Dubois is entitled to severance pay equal to nine months’ salary and nine months’ target bonus if his employment is terminated by PeopleSoft without cause. Either Mr. Dubois or PeopleSoft may terminate the agreement upon three months’ notice at any time.

Severance Arrangements

      The Compensation Committee has approved severance policies for PeopleSoft Executive Vice Presidents and Senior Vice Presidents. During 2003, the Board designated all six Executive Vice Presidents and one Senior Vice President as executive officers of PeopleSoft. Pursuant to the severance policy applicable to Executive Vice Presidents, each is eligible to receive twelve months’ salary, health insurance continuation payments, and target bonus under an employee bonus plan, and credit for twelve months’ vesting with respect to equity awards, in the event of termination of employment for other than “Cause” as defined in the policy. Senior Vice Presidents are eligible for the same provisions, except that the benefits extend for six months. In addition, in the event of termination of employment under certain circumstances following a “Change of Control” as defined in the plan, each eligible executive officer will receive 100% vesting of his/her outstanding unvested options, as well as the other benefits listed in the preceding sentence. In lieu of acceleration of restricted stock awards, PeopleSoft will make a cash payment equal to the fair market value of the unvested restricted stock owned by the executive on the date of termination of employment. In order to receive benefits under this policy, an eligible executive must elect to forego all rights to compensation or accelerated vesting available upon termination of employment under the terms of any other agreement or arrangement with PeopleSoft. Messrs. Gupta, Parker and Wilmington have each elected to forego such rights. Mr. Conway and two other executive officers also have retention bonus arrangements that contain acceleration of service provisions if their employment is terminated without cause or in connection with a change of control of PeopleSoft.

REPORT OF THE COMPENSATION COMMITTEE

General

      The PeopleSoft Board of Directors has delegated to the Compensation Committee of the Board (the “Committee”) the responsibility of reviewing and approving PeopleSoft’s compensation programs, including the base salaries, bonus targets and payments, and equity incentive awards of executive officers. The Committee is also responsible for administering PeopleSoft’s stock plans, except to the extent that such responsibilities have been retained by the Board. The Committee has delegated to management certain day-to-day operational activities related to the stock plans.

      The Committee is comprised solely of “independent” directors, as that term is defined in the Nasdaq listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. In 2003, the members of the Compensation Committee were A. George (“Skip”) Battle (chair), Steven D. Goldby and Cyril J. Yansouni. The Board adopted a charter for the Committee in January 2004, which is included in Appendix B to this proxy statement.

Compensation Philosophy

      PeopleSoft’s executive compensation programs are designed to attract, incentivize and reward superior executive performance that will create long-term stockholder value – and to encourage executives who deliver that performance to remain with PeopleSoft and to continue that level of performance. In setting executives’ compensation, the Committee weighs a range of factors, taking into account both PeopleSoft’s performance and individual achievement. The Committee also considers salary survey data from selected peer group companies, including competitors, to ensure that PeopleSoft’s compensation programs are competitive in the industry. Generally, the Compensation Committee approves the compensation programs for executive officers for a given year at the beginning of the year. The compensation programs for the executive officers for 2003 were determined at a January 2003 meeting of the Committee.

Components of Executive Compensation

      The executive compensation program consists primarily of four elements: (a) base salary, (b) cash incentive compensation, (c) stock options and (d) restricted stock awards. Other equity incentives may be considered for executives from time to time. Executive officers also have the opportunity to participate in various benefits generally available to all full-time employees of PeopleSoft, including health and welfare plans. In addition, PeopleSoft’s executives are eligible to participate in a non-qualified deferred compensation plan and the PeopleSoft 401(k) Plan. The CEO and two other executive officers also received cash retention bonuses during 2003.

      Base Salary. Salary is paid for ongoing performance throughout the year. PeopleSoft has targeted base salary for executive officers that is above the average of a selected group of companies within the information technology industry. These peer companies are considered to be actual or potential competitors of PeopleSoft for executive talent. Executives’ performance and base salaries are reviewed annually by the Compensation Committee and may be adjusted at that time based principally on the following factors: PeopleSoft’s overall performance; the executive’s contributions to corporate goals; changes in the executive’s scope of responsibilities; published pay data for comparable positions in the industry; and internal compensation equity considerations.

      Annual Bonus. To reinforce the attainment of PeopleSoft’s corporate goals and objectives, the Compensation Committee believes that a substantial portion of the annual cash compensation of each executive officer should be in the form of variable incentive pay. The maximum target cash incentive compensation for each executive officer is determined based on the same factors applicable to the determination of base salaries as described above. Executives other than the CEO are eligible to receive quarterly bonuses under a broad-based employee bonus plan (“Bonus Plan”) based on a combination of Company performance and the achievement of individual goals and objectives. Company performance factors include achievement of revenue and operating income targets and attainment of customer satisfaction objectives; individual objectives or goals may include business unit revenue, margin, operating goals and objectives and management of operating expenses. The CEO’s cash incentive compensation is awarded annually based on Company and individual performance criteria as discussed below.

      At the end of each year, the Committee reviews the overall performance of each executive and the role the executive played in PeopleSoft’s overall performance. Based on exceptional Company and individual performance, the Committee may award a discretionary cash bonus, paid in addition to the Annual Bonus amount.

      Restricted Stock and Stock Options. PeopleSoft’s executive compensation policy emphasizes longer-term incentives through restricted stock and stock options. Such awards compensate executives who achieve excellent performance that advances stockholder interests. Restricted stock awards and stock options may be awarded to individual executives based on the individual’s performance and achievement of goals, the executive’s contributions to PeopleSoft’s performance, and the Committee’s assessment of the executive’s potential to contribute to PeopleSoft’s long-term success. Other factors include an evaluation of market survey data for peer group companies, and the retention and incentive value of equity awards currently held by the executive.

      All stock options granted by PeopleSoft in 2003 had an exercise price equal to the market price of PeopleSoft’s Common Stock on the date of grant. As a result, those stock options will only have value if the stock price increases after the grant date and the executive remains employed by PeopleSoft on the vesting date. In 2002 and 2003, stock option grants were made to each executive in quarterly increments, rather than in a single grant. Restricted stock grants, if made, are generally made in a single, annual award.

CEO Compensation Philosophy

      The Compensation Committee has established a policy of compensating the CEO based on PeopleSoft’s overall performance relative to PeopleSoft’s objectives and its competitors. Performance measures include achievement of revenue and operating income targets and expense management, and investor return. The Compensation Committee also considers Mr. Conway’s individual performance in providing PeopleSoft with short and long-term direction and vision, developing strategy, and meeting or exceeding operating goals based on the execution of those strategies. As with all executive compensation decisions, the Committee considers the current market pay levels for peer group companies.

CEO Cash Compensation

      Based upon these factors, in January 2003, the Committee established Mr. Conway’s base salary for 2003 at $1,000,000; his base salary has remained unchanged since 2001. Although the CEO does not participate in the Bonus Plan, the Committee establishes an annual target cash incentive for Mr. Conway, also based on the factors described above. For 2003, Mr. Conway’s annual bonus target remained at $1,500,000, unchanged since 2001. Upon its review of PeopleSoft’s overall financial and business performance during the year as well as its performance relative to competitors, and the Committee’s evaluation of Mr. Conway’s outstanding performance in leading PeopleSoft, Mr. Conway was awarded a cash incentive bonus at 100% achievement of his target, or $1,500,000.

      In addition, based on the successful acquisition of J.D. Edwards & Company and progress of its integration with PeopleSoft, the extraordinary performance in successfully meeting or exceeding stockholder expectations in an extremely challenging environment and PeopleSoft’s consistently strong performance, the Committee awarded Mr. Conway an additional $500,000 discretionary bonus for 2003. Mr. Conway also received a $325,000 retention bonus payment in 2003.

CEO Equity Compensation

      In 2003, the Committee granted to Mr. Conway options to purchase an aggregate of 1,500,000 shares of PeopleSoft’s Common Stock, a significant decrease from the equity incentives granted to Mr. Conway in 2002. These options have exercise prices ranging from $16.56 to $20.79 per share. The shares subject to each option vest in equal quarterly increments over a four-year period. In awarding these options, the Compensation Committee considered Mr. Conway’s contribution to the long-term success of PeopleSoft, and the stock and option positions of peer company CEOs. These options are intended to continue to align Mr. Conway’s compensation with stockholder interests, to maintain Mr. Conway’s compensation at a competitive level and to act as a reward and retention vehicle that reflects his continued contributions to increased company value over time.

Committee Actions for 2004

      In an effort to maintain close alignment with PeopleSoft’s stockholder interests, the Compensation Committee and the full Board recently took a number of forward-looking actions regarding executive compensation and equity awards generally. These actions included the following:

•	No changes were made to cash compensation levels for any executive officer. Based on the state of the competitive market, the Compensation Committee believes PeopleSoft executives are fairly and appropriately compensated for 2004.

•	Equity awards in 2004 to executives will be solely in the form of restricted stock. We expect this action to further align the long-term interests of our stockholders and executives by providing rewards based on increased company value, by holding greater retention value for PeopleSoft executives and by the additional benefit of being less dilutive than pure option awards.

•	Reduction in the annual refresh rate of the Amended and Restated 1989 Stock Plan from the lesser of 20 million shares or 5% of our outstanding Common Stock annually to the lesser of 20 million shares or 3% annually. The 1989 Plan is the primary vehicle from which stock options, restricted stock and other equity incentives are distributed to employees and executives. This decision will reduce the amount of equity available to grant to employees and executives, starting in 2004. This plan now provides an annual refresh rate that we believe is consistent with other firms in our industry and with stockholder expectations.

•	Cancellation of approximately nine million shares available for equity awards at December 31, 2003 from the 1989 Plan. In further reducing the number of available shares being carried forward from year to year, the Board has acted in the best interests of stockholders while maintaining adequate equity incentives to attract and retain a valuable workforce.

•	Reduction in the number and size of broad-based equity grants to both new and current employees. Taking into account leading practices for larger technology companies, the Compensation Committee has directed PeopleSoft management to emphasize awarding equity incentives to the Company’s top performers.

•	Termination of the 2000 Nonstatutory Stock Option Plan, a plan providing for the grant of options that do not qualify for incentive stock option treatment. This plan was put into effect to address special retention issues and is no longer used. While currently outstanding options under the plan will continue to be exercisable, no new equity awards will be made under this plan.

Tax Deduction Limit

      Current U.S. tax law has a $1 million annual tax deduction limit on compensation a company pays to its chief executive officer and to each of its four other most highly compensated executive officers. Compensation subject to this deduction limit includes: cash compensation; the difference between the exercise price of stock options granted and the value of the underlying stock on the date of exercise; and the difference between the purchase price of a restricted stock award and the value of the underlying stock on the vesting date. PeopleSoft may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other “performance based” criteria which must be approved by the stockholders (as defined under the Internal Revenue Code and related regulations). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Compensation Committee

A. George “Skip” Battle (Chair)
Steven D. Goldby
Cyril J. Yansouni

Compensation Committee Interlocks and Insider Participation

      Messrs. Battle, Goldby and Yansouni served as members of the Compensation Committee during 2003 and none of them was an officer or employee of PeopleSoft or any of its subsidiaries during that time or an executive officer of any entity for which any executive officer of PeopleSoft serves as a director or a member of the compensation committee.

PEOPLESOFT STOCK PERFORMANCE

      The following graph compares the cumulative total return on a percentage basis to stockholders on PeopleSoft’s Common Stock from December 31, 1998 through December 31, 2003 to the cumulative total return of (i) the S&P 500 Index (ii) the Nasdaq Stock Market (U.S. Companies) Index, and (iii) the Nasdaq Computer and Data Processing Services Group Index, assuming the investment of $100 in PeopleSoft’s Common Stock and in each of the other indices, and reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG PEOPLESOFT, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE S&P 500 INDEX AND THE NASDAQ COMPUTER & DTA PROCESSING INDEX

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee consists solely of independent directors as defined in the Nasdaq listing standards. Pursuant to the charter adopted by the Board in 2000, as amended and restated in 2004, included in Appendix B to this proxy statement, the Audit Committee acts on behalf of the Board of Directors to oversee PeopleSoft’s financial reporting processes, accounting principles and the adequacy of its internal accounting controls. The Committee is responsible for selecting and retaining PeopleSoft’s independent auditors, approving the services they will perform, and reviewing the performance of PeopleSoft’s internal and independent auditors. The Committee reviews financial and operating reports and disclosures, including PeopleSoft’s reports filed on Forms 10-K and 10-Q.

      The Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Committee serves in a board-level oversight role in which it provides advice, counsel and direction to management and the auditors based on the information it receives, on discussions with management and the auditors, and on the Committee members’ experience in business, financial and accounting matters. The Committee has the authority to engage its own outside advisors apart from counsel or advisors hired by management as it determines appropriate, including experts in particular areas of accounting. Management is responsible for the reporting processes and preparation and presentation of financial statements and the implementation and maintenance of internal controls. PeopleSoft’s independent auditors are responsible for expressing an opinion on the conformity of PeopleSoft’s audited financial statements to generally accepted accounting principles in the United States.

      In 2003, the Committee met 14 times. The Committee meetings were attended by senior members of the financial management team and of the General Counsel’s office and representatives of PeopleSoft’s independent auditors; representatives of PeopleSoft’s internal auditors also attended many of the meetings. Nine of the meetings included executive sessions where the Committee met with PeopleSoft’s independent auditors without management representatives. The Committee provided opportunities for the internal auditors to meet in executive session with the Committee as well.

      During 2003, the Committee reviewed with management and independent auditors the overall audit scope and plans, the results of external audit examinations, evaluations by the auditors of internal controls and the quality of PeopleSoft’s financial reporting. The Committee also reviewed with management and with PeopleSoft’s internal auditors the internal audit scope and plans, results of internal audits, and the progress of PeopleSoft’s and the internal auditors’ in-depth review of PeopleSoft’s internal controls, in preparation for the year-end assessment that will occur at the end of the 2004 fiscal year.

      The Committee has reviewed and discussed with management and the independent auditors the audited financial statements and interim financial reporting for the year ended December 31, 2003, as well as for prior years. The independent auditors’ presentations to the Committee included the matters required to be discussed in accordance with Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee reviewed with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as amended). When PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2003 is filed with the SEC, based on the reviews and discussions referred to above, the Audit Committee will have recommended to the Board of Directors, and the Board will have approved, that PeopleSoft’s audited financial statements for the year ended December 31, 2003 be included in the Annual Report on Form 10-K.

Audit Committee

Cyril J. Yansouni (Chair)
A. George “Skip” Battle
Frank J. Fanzilli, Jr.
Steven D. Goldby

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

      PeopleSoft’s Board of Directors currently consists of eight members, divided into four Class I directors and four Class II directors serving staggered two-year terms. Four Class II directors will be elected at the Annual Meeting for a term of two years. Three Class I directors (Messrs. Bhusri, Duffield, and Goldby) were elected at last year’s annual meeting for a term of two years. Additionally, upon the closing of the acquisition of J.D. Edwards & Company in July 2003, the Board of Directors amended the Bylaws to increase the number of directors to eight and appointed Mr. Michael J. Maples (a former director of J.D. Edwards & Company) to serve as a Class I director. The names of the Class II nominees and related information are set forth below.

      Unless otherwise instructed, the proxy holders named in the WHITE proxy card will vote all the WHITE proxies received by them for the four Class II nominees named below, all of whom are presently directors of PeopleSoft. If any Class II nominee is unable to stand for election or is unable or declines to serve as a director at the time of the Annual Meeting, the WHITE proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy on the Board’s slate of nominees unless such vacancy has been eliminated. Each Class II nominee listed below has consented to serve as a director if elected. PeopleSoft is not aware of any nominee who will be unable to serve as a director. Each director elected at this Annual Meeting will serve a term of two years or until such director’s successor has been duly elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE CLASS II NOMINEES LISTED BELOW

      The four Class II nominees receiving the highest number of affirmative votes of the shares entitled to be voted at the Annual Meeting shall be elected to the Board of Directors as Class II Directors. Abstentions and broker non-votes will be treated as described in “Quorum: Abstentions; Broker Non-Votes” above.

				Expiration
			Director	of Term
Name of Nominee	Age	Position(s) With the Company	Since	of Office

Nominees for Class II Director
A. George “Skip” Battle(1)(2)(3)	60	Director	1995	2004
Craig A. Conway	49	Director, President and Chief Executive Officer	1999	2004
Frank J. Fanzilli, Jr.(1)(3)(4)	47	Director	2001	2004
Cyril J. Yansouni(1)(2)(3)	61	Director	1992	2004

Directors Whose Terms Continue (Class I Directors)
David A. Duffield	63	Chairman of the Board of Directors	1987	2005
Aneel Bhusri	37	Director	1999	2005
Steven D. Goldby(1)(2)(3)(4)	63	Director	2000	2005
Michael J. Maples(3)(4)	61	Director	2003	2005

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Transaction Committee.

(4)	Member of the Corporate Governance/ Nominating Committee.

Nominees for Class II Director

      A. George “Skip” Battle became a director of PeopleSoft in December 1995. Mr. Battle has served on the Board of Directors of Ask Jeeves, Inc., a publicly-traded internet search engine company, since December 2000, currently serving as Executive Chairman. He served as its Chief Executive Officer from December 2000 through December 2003. He is currently a Senior Fellow at the Aspen Institute, an international research firm. From 1968 until his retirement in June 1995, Mr. Battle served in various roles of increasing responsibility with Andersen Consulting. At the time of his retirement, Mr. Battle was Managing Partner of Market Development and was serving as a member of Andersen Consulting’s Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle holds a B.A. degree in economics with highest distinction from Dartmouth College and an M.B.A. degree from the Stanford Business School where he held McCarthy and University Fellowships. Mr. Battle is also the Chairman of the Board of Directors of Fair Isaac Corporation, a director of Barra, Inc., and a director of the following mutual funds: Masters’ Select Equity, Masters’ Select Value, Masters’ Select Smaller Companies and Masters’ Select International.

      Craig A. Conway joined PeopleSoft in May 1999 as President, Chief Operating Officer and a Director, and was promoted to Chief Executive Officer in September 1999. From 1996 to 1999, Mr. Conway was President and Chief Executive Officer of OneTouch Systems, a leader in the field of interactive broadcast networks. From 1993 to 1996, Mr. Conway served as President and Chief Executive Officer for TGV Software, Inc., an early developer of IP network protocols and applications for corporate intranets and the Internet. Prior to that time, Mr. Conway spent eight years at Oracle Corporation in a variety of senior management roles, last serving as an Executive Vice President. Mr. Conway graduated from State University of New York with a B.S. degree in computer science and mathematics.

      Frank J. Fanzilli, Jr., became a director of PeopleSoft in May 2001. Mr. Fanzilli was Managing Director and the Chief Information Officer of Credit Suisse First Boston until his retirement in April of 2002. Mr. Fanzilli joined the First Boston Corporation in 1985 as an Analyst in the Information Services Department and held a variety of positions within Information Technology, including Head of European Information Services and Head of Global Application Development. Prior to joining Credit Suisse First Boston, Mr. Fanzilli spent seven years at IBM where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli received a B.S. degree in management, cum laude, from Fairfield University and an M.B.A. degree in finance, with distinction, from New York University, where he was the Marcos Nadler Scholar. Mr. Fanzilli is also a director of Interwoven, Inc.

      Cyril J. Yansouni has been a director of PeopleSoft since 1992. From June 2000 to June 2003, Mr. Yansouni was the Chairman of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for data storage drives, which sought protection under Chapter 7 of the U.S. Bankruptcy Code in June 2003. From March 1991 to June 2000, Mr. Yansouni also served as the Chief Executive Officer of Read-Rite Corporation. From 1988 to 1991, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, where he served in various senior management capacities, last serving as an Executive Vice President. From 1986 to 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems that was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni was employed by Hewlett-Packard Company, where he served in a variety of technical and management positions, last serving as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his B.S. degree in electrical and mechanical engineering from the University of Louvain, Belgium and his M.S. degree in electrical engineering from Stanford University. Mr. Yansouni is also a director of Tektronix, Inc. and Solectron Corporation.

Directors Whose Terms Continue (Class I Directors)

      David A. Duffield is a founder of PeopleSoft and has served as Chairman of the Board since PeopleSoft’s incorporation in 1987. He also served as Chief Executive Officer from August 1987 through September 1999 and President from August 1987 through May 1999. Prior to founding PeopleSoft, he was a founder and Chairman of the Board of Integral, a vendor of human resource and financial applications software, from 1972 through 1987. During a portion of that time, Mr. Duffield also served as Integral’s Chief Executive Officer.

Mr. Duffield was the co-founder of Information Associates (now a subsidiary of Systems and Computer Technology), where he was employed between 1968 and 1972. Prior to that Mr. Duffield worked at International Business Machines Corporation (“IBM”), a computer systems manufacturer, as a marketing representative and systems engineer. He holds a B.S. degree in electrical engineering and an M.B.A. degree from Cornell University.

      Aneel Bhusri, a director of PeopleSoft since March 1999, is currently a General Partner with Greylock Management Corporation, an early stage venture capital firm with offices in San Mateo, California and Waltham, Massachusetts. He was associated with PeopleSoft from 1993 through December 2002, serving in a variety of management positions, including as Senior Vice President, Product Strategy, Marketing and Business Development from June 1998 to January 1999. Prior to joining PeopleSoft, Mr. Bhusri served as an associate at Norwest Venture Partners and spent several years in Morgan Stanley’s corporate finance organization working with the firm’s high-tech clients. He holds a B.S. degree in electrical engineering and economics from Brown University and an M.B.A. degree from Stanford University. Mr. Bhusri is also a director of Marimba, Inc. and Corio, Inc.

      Steven D. Goldby, a director of PeopleSoft since February 2000, has served as Chairman and Chief Executive Officer of Symyx Technologies, Inc., a leading company applying combinatorial methods to materials science, since July 1998. Prior to joining Symyx, he served for more than ten years as Chairman of the Board and Chief Executive Officer of MDL Information Systems, Inc., a biotechnology software company. Before joining MDL, Mr. Goldby held various management positions, including Senior Vice President, at ALZA Corporation, from 1968 to 1973, and was President of Dynapol, a specialty chemical company, from 1973 to 1981. Mr. Goldby holds a B.S. degree in chemistry from the University of North Carolina and a J.D. degree from Georgetown University Law Center.

      Michael J. Maples, a director of PeopleSoft since July 2003, served from January 1997 to July 2003, as a director of J.D. Edwards & Company, the successor of which is now a wholly-owned subsidiary of PeopleSoft. Mr. Maples has been retired since July 1995 and is currently operating a ranch. From April 1988 to July 1995, Mr. Maples held various management positions at Microsoft Corporation, last serving as Executive Vice President of the Worldwide Products Group. Prior to that, he served as a Director of Software Strategy for IBM. Mr. Maples holds a B.S. in electrical engineering from Oklahoma University and an M.B.A. from Oklahoma City University. Mr. Maples is also a director of Lexmark International, Inc. and NetIQ Corporation.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Public Accountants

      The Audit Committee has selected KPMG LLP, independent auditors, to audit the consolidated financial statements of PeopleSoft for the fiscal year ending December 31, 2004, and recommends that PeopleSoft stockholders ratify this selection by voting FOR Proposal No. 2.

      Stockholder ratification of the selection of KPMG LLP as PeopleSoft’s independent auditors is not required by PeopleSoft’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Notwithstanding this selection, and the ratification of this selection by stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of PeopleSoft and its stockholders.

      Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Information about PeopleSoft’s Auditors

      KPMG LLP has served as PeopleSoft’s independent auditors since June 2002. KPMG provided internal audit services to PeopleSoft prior to KPMG’s appointment as PeopleSoft’s external auditor. PeopleSoft did not consult with KPMG LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements or any matter that was either the subject of a disagreement or a reportable event within the meaning of Item 304(a)(1) of Regulation S-K.

      In September 2002, PeopleSoft retained the accounting firm Ernst & Young as its internal auditors. Effective January 2004, the internal audit function was supplemented by PeopleSoft’s in-house internal audit department.

      PeopleSoft incurred the fees shown in the following table for professional services provided by KPMG LLP for the fiscal years ended December 31, 2002 and December 31, 2003.

	2002	2003

Audit Fees(1)	$1,527,000	$4,346,000
Audit Related Fees(2)	0	204,000
Tax Fees(3)	74,000	260,000
All Other Fees(4)	378,000	5,000
Total	$1,979,000	$4,815,000

(1)	Includes fees for audit services principally related to the year-end examination and the quarterly reviews of PeopleSoft’s consolidated financial statements, consultation on matters that arise during a review or audit, and statutory audits of PeopleSoft’s foreign subsidiaries.

(2)	Includes fees which are for assurance and related services other than those included in Audit Fees, including due diligence assistance and other accounting consultation.

(3)	Includes fees for tax compliance, tax advice and tax planning.

(4)	Includes fees for all other non-audit services, principally for internal audit services that relate to the period prior to PeopleSoft appointing KPMG as its independent public accountants.

Pre-Approval Procedure for Services

      The Audit Committee pre-approves all audit and audit-related services. The Audit Committee has delegated to its Chairman, Mr. Yansouni, or in his absence, Mr. Goldby, the authority to approve non-audit services involving fees for each such service of less than $250,000 in a fiscal year, provided that the Audit Committee receives a report of such approved services at its next scheduled meeting.

Prior Auditors of PeopleSoft

      On June 5, 2002, PeopleSoft terminated its relationship with Arthur Andersen LLP as the independent accountants of PeopleSoft. The reports of Arthur Andersen LLP on PeopleSoft’s financial statements for the two fiscal years prior to Arthur Andersen’s termination did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Board of Directors of PeopleSoft.

      During the two fiscal years ending December 31, 2001 and through June 5, 2002, there were no disagreements between PeopleSoft and Arthur Andersen LLP as to any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in their reports on the financial statements for such periods within the meaning of Item 304(a)(1)(iv) of Regulation S-K, an SEC rule. During the two fiscal years ending December 31, 2001 and through June 5, 2002, no reportable events occurred (as defined in Item 304(a)(1)(iv) of Regulation S-K). Arthur Andersen LLP has furnished PeopleSoft with a letter addressed to the SEC stating that it agrees with the above statements. A copy of this letter was included as Exhibit 16.1 to PeopleSoft’s Current Report on Form 8-K filed on June 5, 2002.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR

PROPOSAL NO. 2

      The affirmative vote of a majority of the Votes Cast is required to approve Proposal No. 2. Abstentions and broker non-votes will be treated as described in “Quorum; Abstentions; Broker Non-Votes” above.

PROPOSAL NO. 3

EXPENSING OF STOCK OPTIONS

      The AFSCME Employees Pension Plan, located at 1625 L Street, N.W., Washington, D.C. 20036, and the Connecticut Retirement Plans and Trust Funds, located at 55 Elm Street, Hartford, CT 06106-1773, the beneficial owners of approximately 3,428 and 99,600 shares, respectively, of PeopleSoft Common Stock, have co-sponsored and submit the following resolution and supporting statement:

      RESOLVED, that shareholders of PeopleSoft, Inc. (“PeopleSoft”) urge the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in PeopleSoft’s income statement.

Supporting Statement

      Stock options comprise a large portion of PeopleSoft’s executive compensation. In 2002, CEO Craig Conway’s cash compensation totaled $2,920,000, while the potential realizable value of the stock options he received was $67,307,447 or $170,570,287, depending on the return assumption. In addition, Conway exercised options to buy 425,000 shares of PeopleSoft stock, realizing a gain of $5,892,541.

      U.S. generally accepted accounting principles (GAAP) allow companies to choose between two alternatives when accounting for fixed option awards: they can “expense” the awards, or recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. PeopleSoft has elected footnote disclosure rather than expensing.

      We believe that expensing stock option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: “If stock options aren’t a form of compensation, what are they? If compensation isn’t an expense, what is it? And, if expenses shouldn’t go into the calculation of earnings, where in the world do they go?”

      The failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst’s Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor’s now calculates “core earnings” in which the cost of options is treated as an expense.

      We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 386 companies had announced their intention to expense stock options as of October 2003. Voluntary action by companies is even more critical to investors since the Financial Accounting Standards Board deferred a decision on requiring expensing under GAAP that had been expected in fall 2003.

      Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to individual company performance and must be expensed. The Conference

Board’s Commission on Public Trust and Private Enterprise recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

      Finally, we believe that not expensing stock options may lead to overuse by companies that see them as “free money.” As Standard & Poor’s has stated, “when something is significantly underpriced, it is often also substantially overconsumed.” We believe this concern is relevant to PeopleSoft where, in May 2003, Institutional Shareholder Services calculated that the total potential voting power dilution of PeopleSoft’s equity compensation plans was 34.78%.

      We urge shareholders to vote FOR this proposal.

* * *

PeopleSoft Board of Directors’ Response

      The Board of Directors strongly opposes this proposal and urges you to vote AGAINST Proposal No. 4. Our opposition is based on our belief that expensing stock options would hurt PeopleSoft stockholders, for the reasons described below.

Equity Incentives are Critical to Recruiting and Retaining Talented Employees.

      Adopting a policy of expensing options may lead us to significantly reduce or potentially eliminate the options we grant to employees. In our view that change would damage our ability to attract and retain the most qualified employees. PeopleSoft’s success is directly linked to the talents of our people; losing talented employees ultimately hurts stockholders.

Broad Stock Option Grants Improve Performance.

      A recent study(1) clearly demonstrates that companies with broad-based equity incentive plans have significantly higher productivity levels and growth rates. At PeopleSoft:

•	Over 76% of our employees have stock options.

•	82% of all stock options are held by non-executives.

      Our broad-based option plans align the interests of our employees with those of our stockholders. In line with emerging practices in our industry, our equity compensation strategies are evolving to reduce the overall level of equity awards granted and/or to include equity incentives in addition to options such as restricted stock. We should not be forced to adopt equity strategies based upon disadvantageous accounting treatment of options that isn’t currently required. If we expense stock options, we may be compelled to dramatically reduce or even eliminate the options granted to our employees. If we do this and most of our competitors do not, this could disadvantage us in hiring people. We believe that such a change would hurt stockholders by eliminating an alternative for PeopleSoft for equity incentives, and thereby fundamentally undermining the alignment of interests between stockholders and employees.

We Believe that Expensing Options Reduces Transparency and Accuracy of Financial Reporting.

      We believe that expensing stock options would dramatically reduce the transparency and accuracy of our financial reporting for the following reasons:

•	Expensing stock options distorts earnings.

Stock options are not like other costs or expenses. When PeopleSoft issues options to our employees, there is no cash or economic impact to PeopleSoft. Stock options are an employee’s incentive to share in

(1) Sesil, and Kroumova, Public Companies with Broad-Based Stock Options: Corporate Performance from 1992-1997 (2002 http://www.nceo.org/library/optionreport.html).

the stockholder value they create. That incentive has an impact on the ownership of PeopleSoft, not the income. We believe it would distort our results to treat stock options as if they had an economic impact on PeopleSoft.

•	There is no universally accepted method to determine the value of an option.

There are several methods available to estimate the value of an option. Companies with identical option grants can calculate significantly different impacts. Without a consistent method of calculation, the comparability between companies’ earnings is significantly diminished, reducing financial clarity. We believe that any financial reporting system that is based on so much subjectivity and inconsistency is damaging to our stockholders.

•	Many options “expensed” under the proposal will never be exercised.

Every year a significant number of employee options expire or are cancelled because the exercise price is never attained, the employee leaves before the options vest or for other reasons. What ultimately happens to an option is completely ignored when calculating the “expense.” All options, even if they are never exercised, are used in calculating the “expense.” The result is an overstatement of the true impact of option grants. That overstatement reduces financial accuracy.

•	Our financial statements accurately describe the impact of options.

We believe our in-depth footnote disclosure accurately describes the impact of options on our stockholders. The information we provide clearly shows the effect of options on our earnings per share and stockholder dilution, key metrics for stockholders. Our current disclosures are clear, transparent and accurate. They are also consistent with generally accepted accounting principles and all other reporting requirements.

The Estimated Value of Options Can Fluctuate Dramatically.

      In our view, the true value of an option is determined by two vital pieces of information: the exercise date and the share price on that date. Neither of these facts is known at the time an option is granted. The stock may never appreciate and the option may never be exercised. The available methods for valuation of options are based upon assumptions about what might or might not happen at some point in the future.

      The value of Mr. Conway’s options referenced by the proponents points out this problem. The proponents refer to the “potential realizable value” of Mr. Conway’s options under two appreciation assumptions as required to be disclosed in our 2003 proxy statement, as if those values were real. In fact, both amounts represent theoretical values calculated as if all the underlying shares were exercised following hypothetical appreciation assumptions that may never come to pass. The actual value of the options will not be known until the options are exercised.

The Financial Accounting Standards Board Is Addressing This Issue.

      The Financial Accounting Standards Board (“FASB”) recently announced that a draft of its report from its project to reconsider the method for accounting for stock options would be issued in the first quarter of 2004, with a final statement to be issued in the second half of 2004. Until FASB reaches a conclusion, we believe it is premature to change our accounting and report our earnings based on a system that is so subjective and not tied to the true economic impact to PeopleSoft. To do so, in our view, would create unnecessary and potentially damaging confusion for our stockholders.

We Believe That Expensing Options Sends No “Signal” to the Market About Corporate Governance.

•	According the proponents’ Statement, 386 companies have decided to expense options as of October 2003. That is a very small group when compared to the more than 6,000 companies that are traded on the Nasdaq and NYSE who have elected not to expense options.

•	We believe that the handful of companies that have elected to expense stock options do not have broad-based employee programs. We believe that most of these companies use options as a perk for senior executives; and, unlike PeopleSoft, the majority of their employees are not allowed to participate in the stock option grants. Our view is supported by Phil Angelides, the California State Treasurer, who stated in an open letter dated April 17, 2003, addressed to institutional investors: “I am concerned about proposals — such as the expensing of options — that will curtail the adoption of broad-based plans that contribute to productive innovation and long-term growth.”

•	PeopleSoft’s continued success is based on the creativity and innovation of our employees. Our broad-based option plans foster innovation and creativity and align employee and stockholder interests.

•	Stockholders already participate in option decisions — their approval is required to increase the shares available under our stock option plans for executives according to the terms of the plans.

We Believe That Recent Financial Scandals Are Unrelated to the Accounting Treatment of Stock Options.

      In our view, the advocates of expensing options are using this issue in the mistaken belief that a new accounting policy will solve the problems of investor confidence. We believe that a close examination of the underlying issues would reveal that expensing stock options had absolutely nothing to do with the recent scandals. Legislative changes such as the Sarbanes-Oxley Act of 2002 have focused more accurately on the root causes for the recent crisis in investor confidence.

      For all of the reasons set forth above, the Board of Directors believes that maintaining our current accounting treatment of employee stock options is in the best interests of PeopleSoft’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE AGAINST PROPOSAL NO. 3

      The affirmative vote of a majority of the Votes Cast is required to approve Proposal No. 3. Abstentions and broker non-votes will be treated as described in “Quorum; Abstentions; Broker Non-Votes” above.

PROPOSAL NO. 4

EQUITY COMPENSATION

      CalPERS, located at P.O. Box 942708, Sacramento, California 94229-2708, the beneficial owner of approximately 1,765,618 shares of common stock of PeopleSoft, has sponsored and submits the following resolution and supporting statement:

      RESOLVED, that the shareholders of PeopleSoft, Inc. (the “Company”) amend the Company Bylaws to require, at the earliest practical date, that (i) 75% of future equity compensation (e.g., stock options and restricted stock) of senior executives shall be performance-based and (ii) the details of such compensation shall be fully disclosed to shareholders. For the purposes of this resolution, “performance-based” equity compensation shall mean:

(1) indexed stock options, the exercise price of which is linked to an industry index;

(2) premium-priced stock options, the exercise price of which is at least 15% higher than the market price on the grant date; or

(3) performance-vesting options or restricted stock, which vest (i) when the Company exceeds objectives with respect to specific performance metrics, such as return on invested capital, return on assets and/or return on equity, or any weighted mix of such metrics, or (ii) when the stock’s market price exceeds a specific target at least 15% higher than the current market price.

Supporting Statement

      As a major shareholder of the Company, CalPERS supports compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. Although the Company uses some performance based measures, CalPERS believes the Company should link the vast majority of its equity compensation of senior executives to performance-based parameters.

Specifically, CalPERS would prefer that the vast majority of options awarded as compensation to senior executives be performance based, such as indexed options, “premium-priced” options or options tied to other performance metrics such as return on invested capital. In addition, CalPERS has concerns over the performance-based metrics currently used by the Company to determine a portion of such senior executives’ equity compensation. It is no surprise then that the Company scored very low in a new executive pay metric developed by CalPERS that measures a company’s executive compensation versus its peers against the company’s performance versus its peers.

      Some senior executives have been given extremely large equity awards not linked to performance. In CalPERS’ view, standard stock options give windfalls to executives who are lucky enough to hold them during a bull market and penalize executives who hold them during a bear market. Investors and market observers, including Warren Buffett and Alan Greenspan, criticize standard options as inappropriately rewarding mediocre or poor performance. Mr. Buffett has characterized standard stock option plans as “really a royalty on the passage of time” and favors using indexed options. CalPERS similarly believes that restricted stock bonuses that simply vest over time are also ineffective in motivating executives to excel.

      Indexed options reward senior executives for outperforming their direct competitors and do not provide the same incentive to re-price in the event of an industry downturn. Premium-priced options reward such executives for enhancement of overall shareholder value. Performance-vesting equity compensation ties compensation more closely to Company performance, as opposed to the stock market in general, and encourages senior executives to set and meet performance targets.

      We urge shareholders to vote FOR this proposal.

* * *

PeopleSoft Board of Directors’ Response

      PeopleSoft’s Board of Directors and Compensation Committee support the concept of performance-based compensation arrangements as a component of all executive compensation (not just equity compensation), reflecting the Board’s and Committee’s view that the interests of executives should be closely tied to those of stockholders. However, after careful consideration of the proposal, the Board strongly opposes this proposal for the following reasons:

PeopleSoft already bases all aspects of executive compensation, not just equity compensation, on performance criteria.

      As discussed in the Compensation Committee’s report, the Compensation Committee considers PeopleSoft’s financial performance as well as the performance of individual executives in establishing base pay, cash incentives and stock-based incentives. Specifically, in selecting the type of performance-based compensation arrangements to utilize for each executive, the Committee currently considers the goals established by the Board for management and whether the executive has achieved set goals and contributed to PeopleSoft’s performance, an executive’s potential to contribute in the future, tax consequences of various arrangements and industry practice. Therefore, the proposal is unnecessary as the Compensation Committee considers these performance criteria in a manner it deems appropriate in light of market and industry practices.

We believe it is important to preserve the Compensation Committee’s flexibility to choose incentives that best motivate PeopleSoft’s executives.

      The Compensation Committee, which is comprised solely of independent directors, reviews, approves and oversees the compensation of PeopleSoft’s executive officers. The Board believes that it is important to preserve flexibility in its compensation program so that the Compensation Committee can choose incentives that best balance the goals PeopleSoft pursues through its compensation arrangements.

We believe such a policy would make it more difficult to attract and retain talented executives.

      The proposal would amend PeopleSoft’s Bylaws to limit PeopleSoft’s ability to compensate its executives in ways that it deems appropriate relative to its competitors. We believe that such a limitation would put PeopleSoft at a competitive disadvantage in recruiting high-quality executives because PeopleSoft’s competitors may not be similarly restricted in the types of incentives that they can award to employees.

We believe the proposal is vague and will be costly to implement.

      The proposal is presented as a mandatory amendment to PeopleSoft’s Bylaws unlike the overwhelming majority of stockholder proposals submitted to companies that are in the nature of recommendations to boards of directors. Accordingly, if a majority of the Votes Cast support the proposal, the proposal will become part of PeopleSoft’s Bylaws. This will eliminate any opportunity for PeopleSoft to clarify key terms in the proposal, thereby possibly requiring PeopleSoft to expend resources to obtain judicial interpretations and hire outside legal counsel. For example, the proposal fails to provide any guidance on whether PeopleSoft should determine the 75% threshold based on the number of shares underlying awards or instead based on the cost of such awards. The proposal also fails to clarify whether it would require PeopleSoft to perpetually maintain at least 75% performance-based equity compensation, thereby necessitating that PeopleSoft issue performance-based equity compensation every time a performance-based stock option is exercised. In addition, the proposal defines the term “equity compensation” by giving two examples, but creates ambiguity as to whether other compensation features could be deemed to be “equity compensation.”

Actions of third parties may distort PeopleSoft’s performance.

      Oracle’s statements in the marketplace (that they will discontinue PeopleSoft’s products) have made it very challenging to establish and maintain sales momentum. The demands on our management team have never been greater as they work to integrate J.D. Edwards and to preserve stockholder value in light of the Oracle offer. Using options that are tied to metrics that are significantly impacted by factors completely outside management’s control may not adequately incentivize executives’ performance.

Implementing the proposal may result in adverse accounting consequences.

      The proposal defines “performance-based” equity compensation to include indexed stock options. If PeopleSoft issued indexed stock options, current accounting rules would require us to include a compensation expense adjustment in our quarterly earnings statements. This adjustment would vary based on the difference between the market price of our common stock and the exercise price of any outstanding indexed stock options. Reporting of this compensation expense could increase the volatility of PeopleSoft earnings and negatively impact PeopleSoft’s reported financial performance. Granting stock options at a fixed exercise price, which is currently our practice, does not yield this negative accounting result.

      For all of the reasons set forth above, the Board of Directors believes that maintaining the current flexibility afforded to the independent directors who comprise the Compensation Committee is in the best interests of PeopleSoft’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE AGAINST PROPOSAL NO. 4

      The affirmative vote of a majority of the Votes Cast is required to approve Proposal No. 4. Abstentions and broker non-votes will be treated as described in “Quorum; Abstentions; Broker Non-Votes” above.

PROPOSAL NO. 5

ORACLE PROPOSAL

      We have received notice that Oracle Corporation, the holder of three shares of PeopleSoft Common Stock, intends to present the following resolutions at the PeopleSoft 2004 Annual Meeting:

      RESOLVED, that Section 3.4 of the Bylaws shall be amended to read as follows:

“3.4 RESIGNATIONS AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the secretary of the corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws:

(i) Newly created directorships resulting from any increase in the authorized number of directors may only be filled by a majority of the stockholders present and entitled to vote at a meeting at which a quorum is present, voting together as a single class, and shall be filled at the earliest possible opportunity.

(ii) Vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(iii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

If, at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.”

      RESOLVED, that Section 3.2 of the Bylaws of PeopleSoft, Inc. (the “Bylaws”) shall be amended to read as follows:

“3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of nine (9) persons until changed by a proper amendment of this Section 3.2. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

      RESOLVED, that Duke K. Bristow is elected a director of PeopleSoft to fill the newly created directorship resulting from the foregoing amendment to Section 3.2 of the Bylaws.

      * * *

      If Proposal No. 5 is approved, PeopleSoft’s Bylaws will be amended to provide that newly created directorships resulting from an increase in the authorized number of directors may only be filled by a vote of the stockholders, PeopleSoft’s Bylaws will be amended to increase the number of directors serving on the Board from eight (8) to nine (9), and Oracle’s nominee, Duke K. Bristow, will be elected to fill the newly created directorship as a Class II Director.

PeopleSoft Board of Directors’ Response

      The Board of Directors strongly opposes the Oracle proposal and urges you to vote AGAINST Proposal No. 5. In our view, Oracle is making this proposal solely to help it acquire PeopleSoft at the lowest possible price. If Proposal No. 5 is approved, Oracle will have the chance to have its hand-picked nominees constitute a majority of the PeopleSoft Board. We believe Proposal No. 5 does not serve the interests of PeopleSoft stockholders. You should vote AGAINST Proposal No. 5.

      PeopleSoft’s Board rejected Oracle’s offers of $16.00 and $19.50 per share, stating that the Board believed the offer would face prolonged regulatory delays with a significant likelihood that it would not be approved, and that Oracle’s offer significantly undervalued the company. We believe the facts speak for themselves:

•	Oracle’s unsolicited offer continues to be the subject of ongoing reviews by the United States Department of Justice and a task force of state attorneys general, as well as by the European Commission.

•	PeopleSoft stock is trading substantially higher than Oracle’s offer price;

      It is our view that Oracle is making this proposal solely to advance its own agenda — an agenda of disrupting PeopleSoft’s business and acquiring PeopleSoft at the lowest possible price. We strongly believe that Oracle’s hand-picked, paid nominees are biased and would have irreconcilable conflicts of interest if elected to PeopleSoft’s Board. We believe their ability to be independent is seriously compromised.

      Meanwhile, PeopleSoft’s results have demonstrated our ability to continue to deliver on our plan and to meet or exceed expectations, even in the face of Oracle’s hostile tender offer. Since Oracle’s hostile tender offer was announced in the beginning of June 2003:

•	PeopleSoft’s Board of Directors has overseen the successful completion of the acquisition of J.D. Edwards & Company;

•	PeopleSoft has equaled or exceeded management’s projections and analysts’ estimates in each quarterly period;

•	PeopleSoft’s stock price has increased substantially and is well above Oracle’s offer price; and

•	PeopleSoft successfully completed a $350 million stock repurchase program, and announced another $200 million stock repurchase program.

      Your directors are and will remain committed to the best interests of PeopleSoft stockholders. Oracle’s proposal would give Oracle a chance to put its hand-picked directors in control of the PeopleSoft Board and the fate of your investment.

      Don’t support what we believe are Oracle’s efforts to disrupt PeopleSoft’s business and to purchase your stock at the lowest possible price.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE AGAINST PROPOSAL NO. 5

      The affirmative vote of a majority of the Votes Cast is required to approve Proposal No. 5. Abstentions and broker non-votes will be treated as described in “Quorum; Abstentions; Broker Non-Votes” above.

OTHER MATTERS

Solicitation of Proxies

      PeopleSoft has retained Georgeson Shareholder Communications Inc. to assist in soliciting WHITE proxies from banks, brokers, nominees, institutions and individuals. PeopleSoft has agreed to pay Georgeson a fee of $700,000 for assisting the Board of Directors in soliciting proxies for the Annual Meeting, and has agreed to reimburse Georgeson for its reasonable out-of-pocket expenses. The agreement with Georgeson contains customary indemnification provisions and provides for exclusive solicitation services under certain circumstances for a one-year period. Georgeson anticipates that it will use approximately 175 persons in its solicitation efforts. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held as of the Record Date. PeopleSoft will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, officers and employees of PeopleSoft may solicit WHITE proxies. No additional compensation will be paid for such services. Solicitation may be conducted in person, by telephone, electronically or by other means of communication.

      PeopleSoft has engaged Citigroup Global Markets Inc., referred to as Citigroup, and Goldman, Sachs & Co., referred to as Goldman Sachs, as its financial advisors to provide certain financial advisory and investment banking services, including services relating to Oracle’s unsolicited tender offer and related matters. Neither Citigroup nor Goldman Sachs nor any of their respective affiliates was retained by PeopleSoft to solicit proxies for the Annual Meeting. Neither Citigroup nor Goldman Sachs admits that they or any of their directors, officers, employees, affiliates or controlling persons is a “participant,” as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation of proxies for the Annual Meeting, or that Schedule 14A requires the disclosure of certain information concerning them. However, Citigroup, Goldman Sachs and certain of their respective directors, officers, employees, affiliates or controlling persons may assist PeopleSoft in its solicitation as part of their broader engagement, although neither Citigroup nor Goldman Sachs nor any such directors, officers, employees, affiliates or controlling persons will receive any fee for, or in connection with, any solicitation activities apart from the fees Citigroup and Goldman Sachs are otherwise entitled to receive under their respective engagements. Information regarding Citigroup, Goldman Sachs and their respective directors, officers, employees, affiliates or controlling persons who may assist PeopleSoft in soliciting proxies is included in Appendix A attached to this proxy statement.

      All costs incidental to the solicitations of proxies on behalf of the Board of Directors will be borne by PeopleSoft. Total expenditures for these solicitations are estimated to be approximately $                    . Such costs do not include the amount normally spent by PeopleSoft to solicit in an uncontested election of directors, nor do such costs include costs represented by salaries and wages of regular PeopleSoft employees and officers. Total expenditures to date are approximately $                    .

Undertaking

      PeopleSoft undertakes to provide a copy of its Annual Report on Form 10-K for the year ended December 31, 2003 to each stockholder of record at the close of business on February 10, 2004 at least 20 calendar days prior to March 25, 2004, the scheduled date of the Annual Meeting.

Deadline for Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting

      Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in PeopleSoft’s proxy statement and form of proxy. The date by which stockholder proposals must be received by PeopleSoft so that they may be considered for inclusion in the proxy statement and form of proxy for its 2005 Annual Meeting of Stockholders is [               ], 2005 (or if the date of the 2005 Annual Meeting is changed by more than 30 days from the date of the 2004 Annual Meeting, a reasonable time before PeopleSoft begins to print and mail its proxy materials). Alternatively, under PeopleSoft’s Bylaws, stockholder proposals which a stockholder does not seek to include in the proxy statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act must be received by PeopleSoft by [                    ], 2005 so that they may be presented at the 2005

Annual Meeting (or if the date of the 2005 Annual Meeting is changed by more than 30 days from the anniversary of the date of the 2004 Annual Meeting, by a reasonable date prior to the meeting as determined by the Board of Directors). Under PeopleSoft’s Bylaws, notice of a stockholder’s intent to nominate candidates for election as directors must be submitted not less than 120 days nor more than 180 days prior to the anniversary of the preceding Annual Meeting (unless the date of an Annual Meeting is changed by more than 30 days from the anniversary of the date of the previous Annual Meeting, in which case the deadline will be no more than 20 days after PeopleSoft’s announcement of the Annual Meeting date). Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to PeopleSoft, Inc., Attention: Corporate Secretary, at 4460 Hacienda Drive, Pleasanton, California 94588.

Other Matters to be Considered at the Annual Meeting

      PeopleSoft knows of no other matters to be addressed at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying WHITE proxy will vote the shares represented by the proxy in the manner as the Board of Directors may recommend, and otherwise in the proxy holders’ discretion.

THE BOARD OF DIRECTORS

CRAIG A. CONWAY
President and Chief Executive Officer

Dated: January 30, 2004

APPENDIX A

INFORMATION CONCERNING PERSONS WHO MAY ASSIST IN PEOPLESOFT’S

SOLICITATION OF PROXIES

      To the extent not included in the proxy statement to which this Appendix A is attached, set forth below are the names, principal business addresses and the present principal occupations or employment, of the directors, director nominees, officers, employees and other representatives of PeopleSoft who may assist in PeopleSoft’s solicitation of proxies in connection with the 2004 Annual Meeting of Stockholders, and the name, principal business and address of any corporation or other organization in which their employment is carried on. To the extent they assist PeopleSoft in its solicitation of proxies for the 2004 Annual Meeting, these persons may be deemed “participants” under SEC rules. For ease of reference, we refer to these persons as “potential participants” in this section of the proxy statement.

Directors and Director Nominees

      The principal occupations and other information regarding PeopleSoft’s directors and director nominees is set forth in Proposal No. 1 under the “Election of Directors” section of the proxy statement to which this Annex A is attached. The name and business addresses of the principal employers of PeopleSoft’s directors and director nominees are as follows:

Name	Address

A. George “Skip” Battle	Ask Jeeves, Inc. 5858 Norton Street Suite 350 Emeryville, CA 94608
Aneel Bhusri	Greylock Management Corporation 755 Page Mill Road, Suite A100 Palo Alto, CA 94304
Craig A. Conway	PeopleSoft, Inc. 4460 Hacienda Drive Pleasanton, California 94588
David A. Duffield	PeopleSoft, Inc. 4460 Hacienda Drive Pleasanton, California 94588
Frank J. Fanzilli, Jr.	c/o PeopleSoft, Inc. 4460 Hacienda Drive Pleasanton, California 94588
Steven D. Goldby	Symyx Technologies, Inc. 3100 Central Expressway Santa Clara, CA 95051
Michael J. Maples	c/o PeopleSoft, Inc. 4460 Hacienda Drive Pleasanton, California 94588
Cyril J. Yansouni	c/o PeopleSoft, Inc. 4460 Hacienda Drive Pleasanton, California 94588

Executive Officers, Officers and Employees

      The principal occupations of PeopleSoft executive officers, officers and employees who may be deemed participants in PeopleSoft’s solicitation of proxies are set forth below. Unless otherwise indicated, the principal occupation refers to the potential participant’s position with PeopleSoft, and the business address is PeopleSoft, Inc., 4460 Hacienda Drive, Pleasanton, California 94588.

Name	Principal Occupation

Nanci Caldwell	Executive Vice President, Chief Marketing Officer
Kevin T. Parker	Executive Vice President, Finance and Administration, Chief Financial Officer
W. Philip Wilmington	Executive Vice President, Americas
Anne S. Jordan	Senior Vice President, General Counsel and Secretary
Robert Okunski	Vice President, Investor Relations
Lori Varlas	Vice President, Finance
Carol Vanairsdale	Senior Corporate Counsel

Information Regarding Ownership of PeopleSoft’s Securities by Director, Director Nominee, Executive Officer, Officer and Employee Potential Participants

      None of the persons listed above under “Directors and Director Nominees” or “Executive Officers, Officers and Employees,” other than the following, owns any PeopleSoft securities of record but not beneficially: Mr. Duffield disclaims beneficial ownership of 3,485,423 shares of PeopleSoft Common Stock held in the Duffield Family Foundation. The number of shares of PeopleSoft Common Stock directly or indirectly beneficially owned as of January 16, 2004 by directors, director nominees and the named executive officers is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement.

      To the extent not included in the proxy statement to which this Appendix A is attached, the number of shares of PeopleSoft Common Stock directly or indirectly beneficially owned as of January 16, 2004 by the executive officers, officers and employees listed above under “Executive Officers, Officers and Employees” is set forth below. The information includes shares that may be acquired by the exercise of stock options within sixty days of such date.

Name	Share Ownership

Nanci Caldwell	548,654
Anne S. Jordan	346,003
Lori Varlas	114,001
Carol Vanairsdale	3,125

Information Regarding Transactions in PeopleSoft Securities by PeopleSoft, Director, Director Nominee, Executive Officer, Officer and Employee Potential Participants

      The following table sets forth purchases and sales during the past two years of shares of PeopleSoft Common Stock by PeopleSoft the persons listed above under “Directors and Director Nominees,” and “Executive Officers, Officers and Employees.” Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring and holding such securities. To the extent that any part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring and holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a brief description of the transaction and the names of the parties are set forth below.

		Type of
		Transaction	No. of
Name	Date	(Purchase/Sale)	Shares	Note

PeopleSoft
	11/05/03	Purchase	1,000,000	All Purchases Pursuant to Share Repurchase Program
	11/06/03	Purchase	950,000
	11/07/03	Purchase	1,000,000
	11/10/03	Purchase	800,000
	11/11/03	Purchase	1,100,000
	11/21/03	Purchase	500,000
	11/24/03	Purchase	1,200,000
	11/25/03	Purchase	1,250,000
	11/26/03	Purchase	465,000
Directors and Director Nominees
Aneel Bhusri	6/30/2002	Purchase	79	ESPP Purchase
	1/31/2003	Purchase	105,200	Option Exercises
	1/31/2003	Sale	105,200
	2/3/2003	Purchase	50,100	Option Exercise
	2/3/2003	Sale	50,100
	2/4/2003	Purchase	49,900	Option Exercise
	2/4/2003	Sale	49,900
Craig A. Conway	2/6/2002	Purchase	500,000	Restricted Stock Award
	2/26/2002	Purchase	250,000
	2/26/2002	Sale	250,000
	8/22/2002	Sale	125,000
	10/18/2002	Gift	800
	11/15/2002	Gift	170
	11/15/2002	Purchase	108,900	Option Exercises
	11/18/2002	Sale	108,900
	11/20/2002	Purchase	66,100	Option Exercise
	11/20/2002	Sale	66,100
	5/10/2003	Sale	47,159
	10/7/2003	Gift	1,300
	10/30/2003	Purchase	200,000	Option Exercises
	10/30/2003	Sale	200,000
David A. Duffield, and affiliates	1/23/2002 – 3/27/2002	Sale	750,000	Sold 75,000 on each Wednesday, every week, pursuant to 10b5-1 Trading Plan
	4/3/2002 – 1/14/2004	Sale	2,300,000	Sold 25,000 on each Wednesday, every week, pursuant to 10b5-1 Trading Plan
	1/31/2002	Gift	2,458
	1/31/2002	Gift	3,732
	2/14/2002	Sale	11,026
	2/21/2002	Sale	250,000
	3/5/2002	Gift	17,328
	3/8/2002	Gift	1,367

		Type of
		Transaction	No. of
Name	Date	(Purchase/Sale)	Shares	Note

	3/15/2002	Gift	8,540
	4/3/2002	Gift	23,832
	5/8/2002	Gift	35,330
	5/8/2002	Gift	12,995
	5/9/2002	Sale	2,262
	5/9/2002	Gift	4,228
	5/9/2002	Gift	14,813
	5/29/2002	Gift	20,565
	6/28/02	Forfeiture	35	Forfeited shares pursuant to the Skills Village acquisition Escrow Agreement
	7/17/2002	Gift	38,109
	7/17/2002	Gift	10,687
	8/6/2002	Gift	7,030
	8/8/2002	Gift	52,217
	8/20/2002	Gift	15,101
	8/22/2002	Sale	4,892
	9/5/2002	Gift	16,498
	10/7/2002	Gift	100,512
	11/4/2002	Gift	9,101
	11/4/2002	Gift	9,654
	11/12/2002	Gift	6,693
	11//26/2002	Sale	105,000
	11/27/2002	Gift	500
	1/21/2003	Gift	44,090
	1/30/2003	Gift	495,916
	2/3/2003	Sale	1,590
	2/5/2003	Sale	105,000
	2/10/2003	Gift	5,432
	2/11/2003	Gift	32,860
	2/12/2003	Gift	16,894
	2/25/2003	Gift	7,140
	5/5/2003	Gift	1,190
	5/15/2003	Gift	3,807
	10/27/2003	Gift	71,496
	10/27/2003	Gift	10,127
	10/27/2003	Gift	9,846
	10/27/2003	Sale	500,000
	12/19/2003	Gift	15,050
Executive Officers, Officers and Employees
Nanci Caldwell	2/6/2002	Purchase	25,000	Restricted Stock Award
	6/30/2002	Purchase	310	ESPP Purchase
	10/30/2002	Sale	6,250
	12/31/2002	Purchase	871	ESPP Purchase
	1/17/2003	Purchase	41,000	Restricted Stock Award
	1/30/2003	Sale	590
	2/5/2003	Sale	2,360

		Type of
		Transaction	No. of
Name	Date	(Purchase/Sale)	Shares	Note

	4/30/2003	Sale	1,563	Sold pursuant to 10b5-1 Trading Plan
	5/5/2003	Sale	1,562	Sold pursuant to 10b5-1 Trading Plan
	6/30/2003	Purchase	648	ESPP Purchase
	7/30/2003	Sale	1,562	Sold pursuant to 10b5-1 Trading Plan
	8/5/2003	Sale	1,563	Sold pursuant to 10b5-1 Trading Plan
	10/30/2003	Sale	1,563	Sold pursuant to 10b5-1 Trading Plan
	11/5/2003	Sale	1,562	Sold pursuant to 10b5-1 Trading Plan
	12/31/2003	Purchase	703	ESPP Purchase
	1/16/2004	Purchase	75,000	Restricted Stock Award
Kevin T. Parker	2/6/2002	Purchase	35,000	Restricted Stock Award
	6/30/2002	Purchase	310	ESPP Purchase
	10/30/2002	Sale	33,334
	12/31/2002	Purchase	838	ESPP Purchase
	1/17/2003	Purchase	47,000	Restricted Stock Award
	1/30/2003	Sale	8,333
	2/5/2003	Sale	8,750	Sold pursuant to 10b5-1 Trading Plan
	4/30/2003	Sale	8,333	Sold pursuant to 10b5-1 Trading Plan
	5/5/2003	Sale	2,187	Sold pursuant to 10b5-1 Trading Plan
	6/30/2003	Purchase	648	ESPP Purchase
	7/30/2003	Sale	8,333	Sold pursuant to 10b5-1 Trading Plan
	8/5/2003	Sale	2,188	Sold pursuant to 10b5-1 Trading Plan
	10/30/2003	Sale	8,334	Sold pursuant to 10b5-1 Trading Plan
	11/5/2003	Sale	2,187	Sold pursuant to 10b5-1 Trading Plan
	12/31/2003	Purchase	703	ESPP Purchase
	1/16/2004	Purchase	75,000	Restricted Stock Award
W. Philip Wilmington	2/6/2002	Purchase	50,000	Restricted Stock Award
	6/30/2002	Purchase	310	ESPP Purchase
	1/17/2003	Purchase	19,000	Restricted Stock Award
	4/30/2003	Sale	1,563	Sold pursuant to 10b5-1 Trading Plan
	5/5/2003	Sale	3,125	Sold pursuant to 10b5-1 Trading Plan

		Type of
		Transaction	No. of
Name	Date	(Purchase/Sale)	Shares	Note

	7/30/2003	Sale	1,562	Sold pursuant to 10b5-1 Trading Plan
	8/5/2003	Sale	3,125	Sold pursuant to 10b5-1 Trading Plan
	10/30/2003	Sale	1,563	Sold pursuant to 10b5-1 Trading Plan
	11/5/2003	Sale	3,125	Sold pursuant to 10b5-1 Trading Plan
	1/16/2004	Purchase	75,000	Restricted Stock Award
Anne S. Jordan	2/6/2002	Purchase	12,500	Restricted Stock Award
	2/28/2002	Purchase	30,000	Option Exercise
	2/28/2002	Sale	30,000
	6/30/2002	Purchase	310	ESPP Purchase
	12/31/2002	Purchase	789	ESPP Purchase
	2/5/2003	Sale	1,205
	5/5/2003	Sale	295
	6/30/2003	Purchase	648	ESPP Purchase
	8/5/2003	Sale	280
	10/27/2003	Sale	2,965
	10/27/2003	Sale	2,907
	11/4/2003	Purchase	11,388	Option Exercise – 10b5-1 Trading Plan
	11/4/2003	Sale	11,388	Sold pursuant to 10b5-1 Trading Plan
	11/5/2003	Purchase	3,612	Option Exercise – 10b5-1 Trading Plan
	11/5/2003	Sale	3,612	Sold pursuant to 10b5-1 Trading Plan
	11/5/2003	Sale	280
	12/2/2003	Purchase	15,000	Option Exercise – 10b5-1 Trading Plan
	12/2/2003	Sale	15,000	Sold pursuant to 10b5-1 Trading Plan
	12/31/2003	Purchase	636	ESPP Purchase
	1/6/2004	Purchase	25,000	Option Exercise – 10b5-1 Trading Plan
	1/6/2004	Sale	25,000	Sold pursuant to 10b5-1 Trading Plan
Lori Varlas	7/29/2002	Sale	200
	8/21/2002	Sale	110
	8/22/2002	Sale	110
	11/6/2002	Purchase	150	Option Exercise
	11/6/2002	Sale	150
	1/27/2003	Sale	250
	1/29/2003	Sale	450
	2/28/2003	Sale	225

		Type of
		Transaction	No. of
Name	Date	(Purchase/Sale)	Shares	Note

	6/30/2003	Purchase	593
	8/25/2003	Sale	500
	11/6/2003	Sale	93
	11/25/2003	Purchase	1,000	Option Exercises
	11/25/2003	Sale	1,000
	12/31/2003	Purchase	624	ESPP Purchase

Other Representatives of PeopleSoft

      PeopleSoft has engaged Citigroup Global Markets Inc., referred to as Citigroup, and Goldman, Sachs & Co., referred to as Goldman Sachs, as its financial advisors to provide certain financial advisory and investment banking services, including services relating to Oracle’s unsolicited tender offer and related matters. PeopleSoft has agreed to pay each of Citigroup and Goldman Sachs customary fees for such services and to reimburse Citigroup and Goldman Sachs for reasonable expenses, including reasonable expenses of legal counsel. PeopleSoft also has agreed to indemnify Citigroup, Goldman Sachs and any related persons against certain liabilities, including liabilities under Federal securities laws, arising out of or related to their engagements. Although Citigroup and Goldman Sachs do not admit that they or any of their respective directors, officers, employees, affiliates or controlling persons is a “participant,” as defined in Schedule 14A promulgated under the Securities and Exchange Act of 1934, as amended, or that Schedule 14A requires the disclosure of certain information concerning them, the following employees of Citigroup and Goldman Sachs may assist PeopleSoft in connection with its solicitation of proxies. However, neither Citigroup nor Goldman Sachs nor any of the persons named below will receive any fee for, or in connection with, any solicitation activities apart from the fees Citigroup and Goldman Sachs otherwise are entitled to receive under their respective engagements. The business address of the employees of Citigroup is c/o Citigroup Global Markets Inc., 1001 Page Mill Road, Building 4, Suite 100, Palo Alto, California 94304. The business address of the employees of Goldman Sachs is c/o Goldman, Sachs & Co, 555 California Street, 42nd Floor, San Francisco, California 94104.

Name	Principal Occupation

Chris Varelas	Managing Director and Head of Global Technology — Citigroup Global Markets Inc.
Michael Tedesco	Managing Director — Citigroup Global Markets Inc.
Stuart Goldstein	Director — Citigroup Global Markets Inc.
Matthew P. Lynch	Associate — Citigroup Global Markets Inc.
George Lee	Managing Director — Goldman, Sachs & Co.
Matthew L’Heureux	Managing Director — Goldman, Sachs & Co.
David Fishman	Vice President — Goldman, Sachs & Co.
Todd Morgenfeld	Associate — Goldman, Sachs & Co.

      Citigroup, Goldman Sachs and their respective affiliates engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of business, Citigroup, Goldman Sachs and their respective affiliates may trade the securities of

PeopleSoft for their own accounts and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, or option contracts or other derivatives in or relating to such securities. As of January 16, 2004, each of Citigroup and Goldman, for its accounts, held a long position of less than 1% of PeopleSoft Common Stock. Citigroup, Goldman Sachs and certain of their respective affiliates also may have voting and/or dispositive power with respect to securities of PeopleSoft held in asset management, brokerage and other accounts. Citigroup, Goldman Sachs and their respective affiliates disclaim beneficial ownership of securities of Peoplesoft not held for their own accounts. None of these named individuals has purchased or sold any PeopleSoft securities during the past two years and, to their respective knowledge, no PeopleSoft securities have been purchased or sold for their respective accounts during that time. However, certain of these individuals may hold investments in certain investment funds which from time to time may hold positions in PeopleSoft securities. These representatives of Citigroup and Goldman Sachs do not exercise any investment control or discretion with respect to the securities purchased or sold by such investment funds, and disclaim beneficial ownership of any PeopleSoft securities that may from time to time be held by such funds.

Miscellaneous Information Concerning Potential Participants

      Except as described in this Appendix A or elsewhere in this proxy statement, to the best of PeopleSoft’s knowledge, none of the persons listed under “Directors and Director Nominees,” “Executive Officers, Officers and Employees” or “Other Representatives of PeopleSoft” is, or within the past year was, a party to any contracts, arrangements or understandings with any person with respect to any PeopleSoft securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

      Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of PeopleSoft’s knowledge, no person listed above under “Directors and Director Nominees,” “Executive Officers, Officers and Employees” and “Other Representatives of PeopleSoft” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of PeopleSoft or any of its subsidiaries.

      Except as described in this Appendix A or elsewhere in this proxy statement, to the best of PeopleSoft’s knowledge, there have been no transactions or series of similar transactions since January 1, 2003, or any currently proposed transaction or series of similar transactions (i) to which PeopleSoft or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which (A) any person listed above under “Directors and Director Nominees,” “Executive Officers, Officers and Employees,” or “Other Representatives of Peoplesoft” or any of such persons’ associates, (B) any security holder known to PeopleSoft to own of record or beneficially more than 5% of PeopleSoft voting securities, or (C) any member of the immediate family of any person specified in (A) or (B) had or will have a direct or indirect material interest.

      To the best of the PeopleSoft’s knowledge, except as described in this Appendix A or elsewhere in this proxy statement, specifically with the exception of Messrs. Conway’s and Dubois’ employment agreements with PeopleSoft as disclosed in the “Employment Agreements and Severance Agreements” section of this proxy statement, no person listed above under “Directors and Director Nominees,” “Executive Officers, Officers and Employees” or “Other Representatives of PeopleSoft” or any of their associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with PeopleSoft or its affiliates or (ii) any future transactions to which PeopleSoft or any of its affiliates will or may be a party.

      Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of PeopleSoft’s knowledge, no persons listed under “Directors and Director Nominees,” “Executive Officers, Officers and Employees” and “Other Representatives of PeopleSoft” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2004 Annual Meeting (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

APPENDIX B

CHARTERS OF THE AUDIT COMMITTEE, COMPENSATION COMMITTEE

AND CORPORATE GOVERNANCE/ NOMINATING COMMITTEE OF
THE PEOPLESOFT, INC. BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER OF

PEOPLESOFT, INC.

Adopted as of May 30, 2000;

Amended and Restated as of January 28, 2004

      1.     Members. The Board of Directors (“Board of Directors”) of PeopleSoft, Inc. (“Company”) shall appoint an Audit Committee (“Committee”) of at least three directors, and shall designate one member of the Committee as chairperson. Each member of the Audit Committee shall meet the independence requirements of the Nasdaq Stock Market Marketplace Rules.

      In addition, each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall be an “audit committee financial expert,” as defined in rules promulgated by the Securities and Exchange Commission (“SEC”).

      2.     Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for oversight of internal controls and accounting and both internal and external audit activities related to the Company and its subsidiaries.

      Specifically, the duties and responsibilities of the Audit Committee shall include, but are not limited to:

(i) Being directly responsible for the appointment and retention or termination, when appropriate, of a firm of independent certified public accountants to serve as the independent auditors of the Company, which firm shall report directly to the Audit Committee. In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

(ii) Reviewing with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters.

(iii) Reviewing and discussing with the independent auditors at least annually the formal written statement from the auditors, required by Independence Standards Board Standard No. 1, concerning any relationships between the auditors and the Company or any other relationships that may adversely affect the independence of the auditors. The Audit Committee shall actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the auditors.

(iv) Approving in advance all audit and permissible non-audit services to be provided by the independent auditors and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent auditors.

(v) Reviewing and discussing with management and the independent auditors the Company’s annual audited financial statements, including a discussion of the auditor’s judgment as to the quality of the Company’s accounting principles, and recommending whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(vi) Reviewing with management and the independent auditors the results of any significant matters identified as a result of the independent auditors’ interim review procedures prior to the filing of each Quarterly Report on Form 10-Q or as soon thereafter as possible. The Audit Committee Chair may perform this responsibility on behalf of the Audit Committee.

(vii) Reviewing with management significant changes in the accounting policies of the Company and accounting and financial reporting rule changes that may have a significant impact on the Company’s financial reports.

(viii) Reviewing the activities, organizational structure and qualifications of the internal audit function, including appointment or removal of any outsource internal auditors, appointment or removal of the director of internal audit in conjunction with the Chief Financial Officer; and oversight of the direction and performance of the internal audit function. The director of internal audit shall report directly to the Committee.

(ix) Annually evaluating the performance of the Committee.

(x) Reviewing and assessing the adequacy of the Committee’s Charter on an annual basis, and recommending changes if the Committee determines changes are appropriate.

(xi) Producing a Committee report as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC.

(xii) Establishing and reviewing procedures for the receiving, processing, retaining and handling of complaints received by the Company regarding accounting, internal controls or audit matters, including procedures for the confidential, anonymous submission of legitimate concerns by employees regarding any questionable accounting, internal controls or audit matters.

(xiii) Reviewing with management and the independent auditors the Company’s Quarterly Reports on Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing with the independent auditors the matters required to be discussed by SAS No. 100.

(xiv) Discussing Company earnings press releases, as well as other press releases related to financial information and earnings guidance as appropriate.

(xv) On a periodic basis, reviewing the compliance program for the Company’s code of business conduct and discussing it with management.

(xvi) Establishing policies for the hiring of employees and former employees of the independent auditors.

(xvii) Receiving and reviewing, at least annually, a report by the independent auditors describing: (a) the independent auditors’ internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

(xviii) Reviewing with the independent auditors, internal auditors and management the adequacy and effectiveness of: (a) the Company’s internal controls for accounting and financial reporting, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Committee by the independent auditors or management; and (b) the Company’s disclosure controls and procedures, and management reports thereon.

      3.     Meetings. The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, either in person or telephonically. The Committee shall meet in executive session with the independent auditors, the internal auditors, management and the General Counsel periodically. The Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Committee shall constitute a quorum.

      4.     Outside Advisors. The Committee will have the authority, and shall have appropriate funding from the Company, to retain such outside consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

COMPENSATION COMMITTEE CHARTER OF

PEOPLESOFT, INC.

Adopted January 28, 2004

      1.     Members. The Board of Directors (“Board of Directors”) of PeopleSoft, Inc. (“Company”) shall appoint a Compensation Committee of at least three directors and shall designate one member of the Committee as chairperson. Each member of the Committee shall meet the independence requirements of the Nasdaq Stock Market Marketplace Rules.

      2.     Purposes, Duties, and Responsibilities. The Compensation Committee shall represent the Board of Directors in discharging its responsibilities relating to reviewing the performance of Company executives and setting compensation and compensation related policies, and also setting the Company’s policies on equity incentives.

      Specifically, the duties and responsibilities of the Committee shall include, but are not limited to:

(i) Reviewing at least annually the performance of the CEO and setting the CEO’s compensation for the following year, taking into account the Company’s performance, the effect on stockholder value, the CEO’s performance, the responsibilities undertaken by the CEO, trends in the companies considered comparable to the Company, and any other factors the Committee considers relevant to the CEO’s compensation.

(ii) Reviewing the goals and objectives to be achieved by the CEO for the following year.

(iii) Reviewing and approving the Company’s employee incentive, compensation, stock option, benefit and severance plans and, as appropriate, establishing guidelines in relation thereto.

(iv) Reviewing with the CEO the performance of members of the Company’s senior management and adjustments to their compensation.

(v) Reviewing and approving the cash compensation of executive officers other than the CEO.

(vi) Approving stock option and other stock incentive awards for executive officers.

(vii) Annually evaluating the performance of the Committee.

(viii) Reviewing and assessing the adequacy of the Committee’s Charter on an annual basis, and recommending changes if the Committee determines changes are appropriate.

(ix) Producing a Committee report on executive compensation as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

      The Committee may delegate certain actions to the Compensation and Benefits Committee made up of the CFO, General Counsel and highest ranking member of the Company’s Human Resources Department.

      3.     Meetings. The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Committee shall constitute a quorum.

      4.     Outside Advisors. The Committee will have the authority, and shall have appropriate funding from the Company, to retain such outside consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

CORPORATE GOVERNANCE/ NOMINATING COMMITTEE CHARTER OF

PEOPLESOFT, INC.

Adopted as of January 28, 2004

      1.     Members. The Board of Directors (“Board of Directors”) of PeopleSoft, Inc. (“Company”) shall appoint a Corporate Governance/ Nominating Committee (“Committee”) of at least two directors and shall designate one member of the Committee as chairperson. Each member of the Committee shall meet the independence requirements of the Nasdaq Stock Market Marketplace Rules.

      2.     Purposes, Duties, and Responsibilities. The purposes of the Committee shall be to identify individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, to recommend to the Board director nominees for the annual meeting of stockholders, to develop and recommend to the Board of Directors a set of corporate governance policies and to have a leadership role in shaping the Company’s corporate governance.

      Specifically, the duties and responsibilities of the Committee shall include, but are not limited to:

(i) Identifying and reviewing the qualifications of potential nominees for the Board, including incumbent directors and candidates recommended by shareholders.

(ii) Recommending to the Board potential nominees to the Board.

(iii) Annually evaluating the performance of the Committee.

(iv) Reviewing and assessing the adequacy of the Committee’s Charter on an annual basis, and recommending changes if the Committee determines changes are appropriate.

(v) Assuming a leadership role in providing to the Board of Directors and its committees guidance in evaluating their performance.

(vi) Developing and periodically reviewing the Company’s corporate governance policy and practices and recommending any changes to the Board.

(vii) Developing and recommending to the Board criteria to identify and evaluate prospective candidates for the Board..

      3.     Meetings. The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Committee shall constitute a quorum.

      4.     Outside Advisors. The Committee will have the authority, and shall have appropriate funding from the Company, to retain such outside consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

PRELIMINARY COPY
SUBJECT TO COMPLETION
DATED JANUARY 30, 2004

PROXY

PEOPLESOFT, INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors of PeopleSoft, Inc.

     The undersigned stockholder of PeopleSoft, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated [   ], 2004, and hereby appoints Kevin T. Parker and Robin L. Washington, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of PeopleSoft, Inc. to be held on [   ], 2004 at [   ] Pacific Time, at [TBD], and at any adjournment(s) or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR the election of the PeopleSoft Board’s nominees for Class II directors, FOR proposal 2, AGAINST proposals 3, 4 and 5, and otherwise in the discretion of the proxies named above on such other matters as may properly come before the meeting.

Your vote is important. Please vote immediately.
Please mark, sign, date and return your proxy form in the enclosed postage paid envelope.

[continued and to be signed on the reverse side]

DETACH HERE

☒	Please mark votes as in this example.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PEOPLESOFT, INC.

PeopleSoft’s Board of Directors recommends a vote FOR the election of each of the nominees below.

1.	To elect four (4) Class II directors to serve two-year terms.

Class II Nominees: (01) A. George “Skip” Battle, (02) Craig A. Conway, (03) Frank J. Fanzilli, Jr., and (04) Cyril J. Yansouni.

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES

To withhold authority to vote for one or more of the Class II Nominees, check the “FOR ALL NOMINEES” box above and write the nominee(s) name(s) in the space below

For all nominees except those written above

PeopleSoft’s Board of Directors recommends a vote FOR proposal 2.

		FOR	AGAINST	ABSTAIN

2.	Appointment of KPMG, LLP as our independent auditors for the year ending December 31, 2004.	☐	☐	☐

PeopleSoft’s Board of Directors recommends a vote AGAINST proposals 3, 4 and 5.

		FOR	AGAINST	ABSTAIN

3.	Stockholder proposal regarding expensing stock options.	☐	☐	☐

4.	Stockholder proposal for Bylaw amendment regarding performance based equity compensation of senior executives.	☐	☐	☐

5.	Oracle’s proposal (a) to amend PeopleSoft’s Bylaws to provide that newly created directorships may only be filled by stockholder vote, (b) to increase the number of directors from 8 to 9, and (c) to elect Duke K. Bristow as a Class II Director nominated by Oracle to fill the 9th board seat if this proposal passes.	☐	☐	☐

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or their authorized officer. If a partnership, please sign in partnership name by authorized person. The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the 2004 Annual Meeting of PeopleSoft, Inc. and any adjournment, postponement, continuation or rescheduling thereof, and hereby grants the proxies named on the front of this card the authority to vote in their discretion upon such other business as may properly come before the 2004 Annual Meeting or any adjournment, postponement, continuation or rescheduling thereof.

Signature:	Date:	Signature:	Date:
Title:		Title: